                                                                   EXHIBIT 10(a)


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                             AGREEMENT AND PLAN OF MERGER




                                     by and among



                                  PREMIER PARKS INC.



                          PREMIER PARKS HOLDING CORPORATION,
                          PREMIER PARKS MERGER CORPORATION,
                                   PPSTAR I, INC.,
                        THE HOLDERS OF COMPANY CAPITAL STOCK,



                                         and



                         SIX FLAGS ENTERTAINMENT CORPORATION




                                   February 9, 1998

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                                  TABLE OF CONTENTS
                                                                            PAGE

ARTICLE 1
DEFINED TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .4

ARTICLE 2
THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     2.1  The Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     2.2  Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . .  26
     2.3  Effects of the Mergers.. . . . . . . . . . . . . . . . . . . . . .  27
     2.4  Certificate of Incorporation . . . . . . . . . . . . . . . . . . .  27
     2.5  By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     2.6  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     2.7  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 3
CONVERSION OF CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.1  P Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
          3.1.1  Conversion of Common Stock of Merger Sub P. . . . . . . . .  29
          3.1.2  Conversion of Parent Treasury Stock . . . . . . . . . . . .  29
          3.1.3  Conversion of Parent Common Stock . . . . . . . . . . . . .  30
     3.2  Exchange Ratio for Parent Options and Parent Warrants. . . . . . .  30
     3.3  S Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
          3.3.1  Conversion of Common Stock of Merger Sub S. . . . . . . . .  32
          3.3.2  Cancellation of Treasury Stock. . . . . . . . . . . . . . .  32
          3.3.3  Conversion of Company Capital Stock . . . . . . . . . . . .  32
     3.4  Purchase of Certain Holdco Common Stock Held by Parent . . . . . .  35
     3.5  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.1  Representations and Warranties of the Sellers with Respect to the
          Company and its Subsidiaries.. . . . . . . . . . . . . . . . . . .  35
          4.1.1  Organization. . . . . . . . . . . . . . . . . . . . . . . .  36
          4.1.2  Stock Ownership . . . . . . . . . . . . . . . . . . . . . .  36
          4.1.3  Capitalization. . . . . . . . . . . . . . . . . . . . . . .  37
          4.1.4  Authorization and Enforceability. . . . . . . . . . . . . .  38
          4.1.5  Authority, Approvals and Consents . . . . . . . . . . . . .  39
          4.1.6  Financial Statements. . . . . . . . . . . . . . . . . . . .  40

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                                                                            PAGE

          4.1.7  Absence of Certain Changes or Events. . . . . . . . . . . .  42
          4.1.8  Absence of Litigation . . . . . . . . . . . . . . . . . . .  43
          4.1.9  Compliance. . . . . . . . . . . . . . . . . . . . . . . . .  44
          4.1.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  44
          4.1.11  Employee Benefit Plans . . . . . . . . . . . . . . . . . .  48
          4.1.12  Environmental Matters. . . . . . . . . . . . . . . . . . .  52
          4.1.13  Intangible Property. . . . . . . . . . . . . . . . . . . .  53
          4.1.14  Real Property. . . . . . . . . . . . . . . . . . . . . . .  54
          4.1.15  Tangible Personal Property . . . . . . . . . . . . . . . .  56
          4.1.16  Contracts. . . . . . . . . . . . . . . . . . . . . . . . .  57
          4.1.17  Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  59
          4.1.18  Labor Matters. . . . . . . . . . . . . . . . . . . . . . .  60
          4.1.19  Transactions with Affiliates . . . . . . . . . . . . . . .  60
          4.1.20  1998 Cap Ex Budget . . . . . . . . . . . . . . . . . . . .  60
          4.1.21  Conduct of Business. . . . . . . . . . . . . . . . . . . .  61
          4.1.22  No Undisclosed Liabilities . . . . . . . . . . . . . . . .  61
          4.1.23  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          4.1.24  Liabilities of the Company . . . . . . . . . . . . . . . .  61
          4.1.25  Corporate Records. . . . . . . . . . . . . . . . . . . . .  62
          4.1.26  Accuracy of Information Regarding the Company
                   and its Subsidiaries. . . . . . . . . . . . . . . . . . .  62
          4.1.27  Finders and Investment Bankers . . . . . . . . . . . . . .  63
     4.2  Additional Representations and Warranties of each Seller . . . . .  63
          4.2.1  Organization and Authority. . . . . . . . . . . . . . . . .  64
          4.2.2  Authorization and Enforceability. . . . . . . . . . . . . .  64
          4.2.3  Authority, Approvals and Consents . . . . . . . . . . . . .  65
          4.2.4  Title to Stock. . . . . . . . . . . . . . . . . . . . . . .  66
          4.2.5  Accuracy of Information Provided by Each Seller . . . . . .  66
          4.2.6  Accredited Investor; Acquisition for Investment . . . . . .  67
          4.2.7  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     4.3  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
PARENT AND HOLDCO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     5.1  Representations and Warranties of Parent and Holdco. . . . . . . .  69
          5.1.1  Organization. . . . . . . . . . . . . . . . . . . . . . . .  69
          5.1.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . .  70
          5.1.3  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .  70
          5.1.4  Authorization and Enforceability. . . . . . . . . . . . . .  71

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                                                                            PAGE



          5.1.5  Authority, Approvals and Consents . . . . . . . . . . . . . 72
          5.1.6  SEC Filings; Financial Statements . . . . . . . . . . . . . 74
          5.1.7  Absence of Certain Changes or Events. . . . . . . . . . . . 75
          5.1.8  Absence of Litigation . . . . . . . . . . . . . . . . . . . 75
          5.1.9  Compliance with Laws. . . . . . . . . . . . . . . . . . . . 75
          5.1.10  Finders and Investment Bankers . . . . . . . . . . . . . . 76
          5.1.11  Survival . . . . . . . . . . . . . . . . . . . . . . . . . 76

ARTICLE 6
CERTAIN COVENANTS AND
AGREEMENTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . 76
     6.1  Conduct of Business of the Company and its Subsidiaries. . . . . . 76
     6.2  Conduct of Business of Parent and its Subsidiaries . . . . . . . . 82
     6.3  Access and Information . . . . . . . . . . . . . . . . . . . . . . 83
     6.4  Consummation of Certain Transactions by Closing. . . . . . . . . . 84
          6.4.1  Equity Issuance . . . . . . . . . . . . . . . . . . . . . . 84
          6.4.2  Other Financings. . . . . . . . . . . . . . . . . . . . . . 85
     6.5  Capitalization of Holdco and its Subsidiaries. . . . . . . . . . . 86
     6.6  Reasonable Efforts; Additional Actions . . . . . . . . . . . . . . 86
     6.7  Notification of Certain Matters. . . . . . . . . . . . . . . . . . 88
     6.8  Transfer and Real Property Transfer Gains Taxes; HSR Act Fees. . . 88
     6.9  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . 89
     6.10 Indemnification of Directors and Officers. . . . . . . . . . . . . 89
     6.11 Execution of Registration Rights Agreement . . . . . . . . . . . . 91
     6.12 Execution of Indemnity Agreement . . . . . . . . . . . . . . . . . 91
     6.13 Execution of Amended and Restated License Agreement. . . . . . . . 91
     6.14 Execution of GL Indemnity Agreement. . . . . . . . . . . . . . . . 91
     6.15 Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . 91
     6.16 Indemnification of Brokerage . . . . . . . . . . . . . . . . . . . 92
     6.17 Restrictions on Hiring . . . . . . . . . . . . . . . . . . . . . . 92
     6.18 Certain Employee Matters . . . . . . . . . . . . . . . . . . . . . 92
     6.19 Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . 94
     6.20 Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . 94
     6.21 Parent's and Holdco's SEC Filings and Financings . . . . . . . . . 95
     6.22 Resignations and Releases. . . . . . . . . . . . . . . . . . . . . 95
     6.23 Notice of Litigation, Contract Issues and Labor Matters. . . . . . 96
     6.24 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 96
     6.25 Certain Parent Entity SEC Filings. . . . . . . . . . . . . . . . . 96
     6.26 Non-Competition Agreement. . . . . . . . . . . . . . . . . . . . . 97
     6.27 Company Charter Amendment. . . . . . . . . . . . . . . . . . . . . 97

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                                                                            PAGE


     6.28 The P Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
     6.29 Preferred Stock of Holdco. . . . . . . . . . . . . . . . . . . . . 97
     6.30 Rights Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 98
     6.31 Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 98

ARTICLE 7
CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
     7.1  Conditions to Each Party's Obligations . . . . . . . . . . . . . . 99
     7.2  Conditions to Obligation of Parent, Holdco and Merger Sub S. . . . 99
          7.2.1  Performance of Obligations. . . . . . . . . . . . . . . . .100
          7.2.2  Representations and Warranties. . . . . . . . . . . . . . .100
          7.2.3  Sellers' Closing Certificate. . . . . . . . . . . . . . . .100
          7.2.4  Consents and Approvals. . . . . . . . . . . . . . . . . . .100
          7.2.5  Equity Issuance . . . . . . . . . . . . . . . . . . . . . .101
          7.2.6  Legal Opinions. . . . . . . . . . . . . . . . . . . . . . .101
          7.2.7  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . .101
     7.3  Conditions to Obligation of Sellers. . . . . . . . . . . . . . . .101
          7.3.1  Performance of Obligations. . . . . . . . . . . . . . . . .101
          7.3.2  Representations and Warranties. . . . . . . . . . . . . . .102
          7.3.3  Parent's Closing Certificate. . . . . . . . . . . . . . . .102
          7.3.4  Consents and Approvals. . . . . . . . . . . . . . . . . . .102
          7.3.5  Capital Events. . . . . . . . . . . . . . . . . . . . . . .102
          7.3.6  Legal Opinions. . . . . . . . . . . . . . . . . . . . . . .103

ARTICLE 8
TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .103
     8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .103
     8.2  Procedure for and Effect of Termination. . . . . . . . . . . . . .105

ARTICLE 9
OTHER AGREEMENTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . .106
     9.1  Related Party Transactions . . . . . . . . . . . . . . . . . . . .106
     9.2  Termination of Registration Rights Agreement . . . . . . . . . . .106
     9.3  Cancellation of Contingent Rights to Purchase. . . . . . . . . . .107
     9.4  Sale-Leaseback Release.. . . . . . . . . . . . . . . . . . . . . .107

ARTICLE 10
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .108
     10.1 Obligation of the Sellers to Indemnify . . . . . . . . . . . . . .108
     10.2 Obligations of Parent, Holdco and Merger Sub S to Indemnify. . . .109

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                                                                            PAGE


     10.3 Time Limitation on Indemnification . . . . . . . . . . . . . . . . 109
     10.4 Other Limitations on Indemnification . . . . . . . . . . . . . . . 110
     10.5 Procedures Relating to Indemnification . . . . . . . . . . . . . . 111
          10.5.1  Notice of Asserted Liability . . . . . . . . . . . . . . . 111
          10.5.2  Opportunity to Defend. . . . . . . . . . . . . . . . . . . 112
          10.5.3  Notice of Direct Claim . . . . . . . . . . . . . . . . . . 113
          10.5.4  Determination of Losses. . . . . . . . . . . . . . . . . . 114
     10.6 Certain Other Indemnity Matters. . . . . . . . . . . . . . . . . . 116
     10.7 Effect of Indemnification Payments . . . . . . . . . . . . . . . . 117

ARTICLE 11
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
     11.1 Amendment and Modification . . . . . . . . . . . . . . . . . . . . 118
     11.2 Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . 118
     11.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
     11.4 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
     11.5 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
     11.6 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . 121
     11.7 Judicial Proceedings . . . . . . . . . . . . . . . . . . . . . . . 121
     11.8 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
     11.9 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . 123
     11.10 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 123
     11.11 No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . 123
     11.12 Determination Requests or Consents. . . . . . . . . . . . . . . . 123

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                                                                            PAGE



SCHEDULES


     1A             -    Sellers
     1B             -    Sellers Stock Ownership
     1.1.2          -    1998 Cap Ex Budget
     1.1.9          -    Determination of Actual Tangible Net Worth
     1.1.21         -    Company Charter Amendment
     1.1.35         -    Fiesta Agreements
     1.1.58         -    Parent Options, Parent Warrants and Similar Rights
     1.1.62(a)      -    Chase Agreements and Interim Loans Amendments
     1.1.62(b)      -    Capital Improvements
     1.1.69         -         Parent Theme Parks
     1.1.72(a)      -    Permitted Liens (the Company and its Subsidiaries)
     1.1.72(b)      -    Permitted Liens (Parent and its Subsidiaries)
     1.1.81         -    Six Flags Theme Parks
     4.1.1          -    Exceptions to Business Qualifications (the Company and
                         its Subsidiaries)
     4.1.2          -    Ownership of Company's Subsidiaries
     4.1.3          -    Outstanding or Authorized Stock Obligations (Company
                         and its Subsidiaries)
     4.1.5          -    Required Consents (Company)
     4.1.7          -    Certain Changes or Events (Company and its
                           Subsidiaries)
     4.1.8          -    Pending or Threatened Litigation or Claims (Company and
                         its Subsidiaries)
     4.1.9          -    Exceptions to Compliance with Legal Requirements
                         (Company and its Subsidiaries)
     4.1.10         -    Tax Matters
     4.1.11         -    Employee Benefit Plans (Company and its Subsidiaries)
     4.1.12         -    Environmental Matters (Company and its Subsidiaries)
     4.1.13         -    Intangible Property Matters (Company and its
                           Subsidiaries)
     4.1.14(a)      -    Owned Real Property (Company and its Subsidiaries)
     4.1.14(b)      -    Leased and Improved Real Property (Company and its
                           Subsidiaries)
     4.1.15(b)      -    Property and Assets Sold or Disposed in Other than in
                           Ordinary Course of Business
     4.1.16         -    Contracts (Company and its Subsidiaries)
     4.1.17         -    Insurance (Company and its Subsidiaries)

     4.1.18         -    Labor Agreements (Company and its Subsidiaries)
     4.1.19         -    Transactions with Affiliates (Company and its
                           Subsidiaries)
     4.1.21         -    Exceptions to Conduct of Business (Company and
                           its Subsidiaries)
     4.1.24         -    Certain Liabilities on the Company
     4.2.3          -    Required Consents (Sellers)
     4.2.4          -    Ownership of Company Capital Stock (Sellers)
     5.1.1          -    Exceptions to Business Qualifications (Parent
                           Entities)
     5.1.2          -    Outstanding or Authorized Stock Obligations
                           (Parent Entities)
     5.1.3(a)       -    Capital Stock Ownership (Parent)
     5.1.3(b)       -    Liens on Parent Subsidiary Shares
     5.1.5(a)       -    Required Consents (Parent and its Subsidiaries)
     5.1.5(b)              Required Filings (Parent and its Subsidiaries)
     5.1.7          -    Certain Changes and Events (Parent and its
                         Subsidiaries)
     5.1.8          -    Pending or Threatened Litigation or Claims (Parent or
                         its Subsidiaries)
     5.1.9          -    Exceptions to Compliance with Legal Requirements
                         (Parent or its Subsidiaries)
     6.1(c)         -    Existing Agreements Relating Assets and Properties
                         (Company and its Subsidiaries)
     6.1(e)         -    Obligations Relating to Repurchase, Redemption or
                         Acquisition of Capital Stock or Equity Interest
                         (Company and its    Subsidiaries)
     6.1(f)         -    Certain Permitted Contracts
     6.1(g)         -    Permitted Additional Indebtedness, Loans, and Liens
                         (Company and its Subsidiaries)
     6.1(h)         -    Changes to Employee Salaries and Benefits (Company and
                         its Subsidiaries)
     6.1(i)         -    Certain Changes
     6.1(k)         -    Rides or Attractions to be Acquired or Subject
                           to Capital Leases
     6.2            -    Existing Transactions (Parent and its
                           Subsidiaries)
     6.5            -    Capitalization (Holdco and its Subsidiaries)
     6.18           -    Employee Agreements
     9.1            -    Terminated Related Party Transactions (TWE and the
                         Company and respective Subsidiaries)



EXHIBITS

Exhibit A -    Form of Subordinated Indemnity Agreement
Exhibit B -    Form of Amended and Restated License Agreement
Exhibit C -    Estimated and Adjusted Balance Sheet
Exhibit D -    Form of General Indemnity Escrow Agreement
Exhibit E -    Holdco Preferred Stock Terms
Exhibit F -    Form of Amendment to the Company's Certificate of Incorporation
Exhibit G -    Form of Registration Rights Agreement
Exhibit H -    Form of Mutual Releases
Exhibit I -    Form of Non-Competition Agreement

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of February 9, 1998 (this "AGREEMENT"), by and among Premier Parks Inc., a Delaware corporation ("PARENT"), Premier Parks Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("HOLDCO"), Premier Parks Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Holdco ("MERGER SUB P"), PPStar I, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco ("MERGER SUB S" and, together with Parent, Holdco and Merger Sub P, the "PARENT ENTITIES"), each of the individuals and entities listed on SCHEDULE 1A hereto (each, a "SELLER" and, collectively, the "SELLERS") and Six Flags Entertainment Corporation, a Delaware corporation (the "COMPANY").

          WHEREAS, Parent, Holdco and Merger Sub P are concurrently herewith entering into an Agreement and Plan of Merger (the "P MERGER AGREEMENT"), pursuant to which, among other things, Merger Sub P will be merged with and into Parent (the "P MERGER") on the terms and conditions contained therein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, the respective boards of directors of Holdco, Merger Sub S and the Company have approved this Agreement pursuant to which, among other things, Merger Sub S will be merged with and into the Company (the "S MERGER" and, together with the P Merger, the "MERGERS") on the terms and conditions contained herein and in accordance with the DGCL;

          WHEREAS, each Seller respectively owns the number of issued and outstanding shares of Class A-1 Common Stock, par value $0.01 per share, of the Company (the "CLASS A-1 COMMON STOCK"), Class A-2 Common Stock, par value $0.01 per share, of the Company

(the "CLASS A-2 COMMON STOCK"), Class B Common Stock, par value $0.01 per share, of the Company (the "CLASS B COMMON STOCK" and, together with the Class A-1 Common Stock and the Class A-2 Common Stock, the "COMPANY COMMON STOCK"), Class A-1 Preferred Stock, par value $0.01 per share, of the Company (the "CLASS A-1 PREFERRED STOCK"), Class A-2 Preferred Stock, par value $0.01 per share, of the Company (the "CLASS A-2 PREFERRED STOCK") and Class B Preferred Stock, par value $0.01 per share, of the Company (the "CLASS B PREFERRED STOCK" and, together with the Class A-1 Preferred Stock and the Class A-2 Preferred Stock, the "COMPANY PREFERRED STOCK" and the Company Preferred Stock together with the Company Common Stock, collectively, the "COMPANY CAPITAL STOCK"), in each case, as set forth opposite such Seller's name on SCHEDULE 1B hereto, which shares of Company Capital Stock constitute, and as of the Closing will continue to constitute, all of the issued and outstanding shares of capital stock of the Company, other than shares of capital stock of the Company issued in respect of
(a) any Company Options exercised or (b) any Company Preferred Stock or Company Common Stock exchanged or converted, in each case, in accordance with terms thereof, in effect on the date hereof, following the date hereof and prior to the Effective Time of the S Merger;

          WHEREAS, the Parent Entities, the Company and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe various conditions to the Mergers;

          WHEREAS, for Federal income tax purposes it is intended that the S Merger qualify as an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the P Merger as a reorganization within the meaning of Section 368(a) of the Code or, in the alternative, as an exchange under Section 351 of the Code; and

          WHEREAS, in order to induce Time Warner Entertainment Company, L.P. ("TWE"), the holder of all of the outstanding Class B Common Stock and Class B Preferred Stock, to enter into this Agreement, Holdco, certain of its Subsidiaries, the Company, certain of its Subsidiaries, and Time Warner Inc., and certain of its Subsidiaries including TWE, will, concurrently with the closing of the transactions contemplated hereby, enter into a Subordinated Indemnity Agreement in the form of Exhibit A hereto (the "INDEMNITY AGREEMENT"); and

          WHEREAS, in order to induce Parent to enter into this Agreement, TWE will, concurrently with the closing of the transactions contemplated hereby, cause the Warner Bros. Consumer Products Division of Warner Bros. to enter into, on behalf of itself and as agent for DC Comics, the Amended and Restated License Agreement in the form of EXHIBIT B (the "AMENDED AND RESTATED LICENSE AGREEMENT").

          NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE 1

                                    DEFINED TERMS

     1.1 For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1.

          1.1.1 "1998 AUDITED FINANCIALS" shall mean the consolidated audited balance sheet of Holdco and its Subsidiaries for the fiscal year 1998 and the related statements of earnings and shareholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Holdco's independent auditors.

          1.1.2 "1998 CAP EX BUDGET" shall mean the budget set forth as
SCHEDULE 1.1.2.

          1.1.3 "1997 AUDITED FINANCIALS" shall mean the consolidated audited balance sheet of the Company and its Subsidiaries at December 28, 1997 and the related statements of earnings and shareholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Ernst & Young LLP.

          1.1.4 "1997 CO-VENTURE FINANCIALS" shall mean the audited balance sheet of each of Texas Flags at December 28, 1997 and SFOG at December 28, 1997, and the related statements of earnings and partners equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the reports thereon of their respective independent auditors.

          1.1.5 "ACQUISITION" shall mean the acquisition of beneficial ownership of all or material portion of the assets of, or any material interest in, a Person (including its Subsidiaries) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture or other similar transaction.

          1.1.6 "ACQUISITION PROPOSAL" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to effect an Acquisition.

          1.1.7 "ACTION" shall mean any claim, action, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation by or before any Governmental Authority.

          1.1.8 "ACTUAL TANGIBLE NET WORTH" shall mean the actual tangible net worth of the Company as of the end of its 1997 fiscal year, determined using the methodology set forth in SCHEDULE 1.1.8 and, to the extent not inconsistent with such Schedule, the same methodology and in a manner consistent with that used in determining the Adjusted Tangible Net Worth, but using (subject to such Schedule) the actual results as included in the 1997 Audited Financials.

          1.1.9 "ADJUSTED BASE AMOUNT" shall mean (x) $965,000,000(the "PRELIMINARY BASE AMOUNT") adjusted in accordance with the following sentence, and as so adjusted (the "BASE AMOUNT"), LESS (y) the Option Cancellation Amount. If the sum of Actual Tangible Net Worth plus $6,600,000 (which reflects the excess of Adjusted Tangible Net Worth over Estimated Tangible Net Worth) exceeds Adjusted Tangible Net Worth, the Preliminary Base Amount shall be increased by an amount equal to such excess, or if Adjusted Tangible Net Worth exceeds the sum of Actual Tangible Net Worth plus $6,600,000, the Preliminary Base Amount shall be reduced by an amount equal to such excess.

          1.1.10 "ADJUSTED TANGIBLE NET WORTH" shall mean the tangible net worth of the Company as of the end of its 1997 fiscal year as shown on EXHIBIT C hereto under the column "Adjusted."

          1.1.11 "AFFILIATE" with respect to any Person, shall mean any Person controlling, controlled by or under common control with such Person.

          1.1.12 "AGGREGATE PREFERRED STOCK AMOUNT" shall mean the aggregate liquidation value of the Holdco Preferred Stock, if any, to be issued by Holdco to the Sellers in connection with the S Merger, which amount shall be set forth in a notice to be delivered by Parent and Holdco to the Sellers' Representative in accordance with the provisions of Section 11.3 hereof not later than the third Business Day immediately preceding the Closing; PROVIDED, HOWEVER, that in no event shall the Aggregate Preferred Stock Amount be (i) less than $100,000,000, unless no Holdco Preferred Stock is to be issued by Holdco to the Sellers pursuant to the S Merger (in which case, the Aggregate Preferred Stock Amount shall be $0) or (ii) more than $200,000,000.

          1.1.13 "ANCILLARY AGREEMENTS" shall mean, collectively, the P Merger Agreement, the Indemnity Agreement, the General Indemnity Escrow Agreement, the

Registration Rights Agreement, the Amended and Restated License Agreement, the Cartoon Network Amendment, the GL Indemnity Agreement and the Mutual Releases.

          1.1.14 "APPLICABLE PERCENTAGE" shall mean a fraction (expressed as a percentage), the numerator of which is the value of the Merger Consideration receivable by a Seller or Option Holder party to the General Indemnity Escrow Agreement pursuant to the first sentence of Section 3.3.3(a) or 3.3.3(b), as applicable, and the denominator of which is the aggregate value of the Merger Consideration receivable pursuant to such provisions by all Sellers and Option Holders party to the General Indemnity Escrow Agreement. For purposes of this definition, the value of the Merger Consideration receivable by a Seller or Option Holder shall be determined by adding the amount of cash that is receivable by such Person together with the aggregate liquidation value of the shares of Holdco Preferred Stock that are receivable by such Person, if any.

          1.1.15 "APPROVED MANAGING UNDERWRITERS" shall mean (x) Lehman Brothers, or Salomon Smith Barney or both and, in addition to the foregoing,
(y) any other nationally-recognized underwriter designated by Parent and reasonably acceptable to the Sellers' Representative, it being acknowledged and agreed that Furman Selz and Montgomery Securities are hereby deemed acceptable to the Sellers' Representative.

          1.1.16 "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13(d)-3 under the Exchange Act.

          1.1.17 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or Federal holiday on which banking institutions in New York, New York are permitted to be closed for the purpose of transacting business.

          1.1.18 "CARTOON NETWORK AMENDMENT" shall mean Amendment No. 1 to License Agreement #8898-Toon, dated as of January 1, 1998, by and between Warner Bros. Consumer Products Division and SFTP.

          1.1.19 "CHASE AGREEMENTS" shall mean the Credit Agreement, dated as of June 23, 1995, as amended, among Six Flags Theme Parks Inc., the Company, the lenders named therein and Chase Manhattan Bank, N.A., f/k/a Chemical Bank, and the related agreements entered into in connection therewith, in each case as amended from time to time in accordance with this Agreement.

          1.1.20 "CLAIMS TERMINATION DATE" shall mean the earlier of (a) the 45th day following the date upon which the 1998 Audited Financials are first made available to Holdco and (b) April 30, 1999.

          1.1.21 "COMPANY CHARTER AMENDMENT" shall mean the amendment to the Company's certificate of incorporation to effectuate the changes to such certificate of incorporation described on SCHEDULE 1.1.21.

          1.1.22 "COMPANY EXCLUDED CLAIMS" shall mean with respect to the Sellers, all claims for Losses based upon, arising out of or otherwise in respect of (a) the Georgia Litigation or (b) the matters subject to the Indemnity Agreement.

          1.1.23 "COMPANY OPTIONS" shall mean options (other than CVRs) to purchase Company Capital Stock and the rights to shares of Company Capital Stock pursuant to the Reserved Shares Agreements.

          1.1.24 "CONTRACT" shall mean any contract, note, bond, deed, mortgage, indenture, lease, license, agreement or other instrument or obligation.

          1.1.25 "CONTROL" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          1.1.26 "CONVERSION RATIO" shall mean the quotient of (x) the Aggregate Preferred Stock Amount, DIVIDED BY (y) the Outstanding Company Shares, DIVIDED BY (z) the per share liquidation value of Holdco Preferred Stock.

          1.1.27 "CO-VENTURES" shall mean Texas Flags, Ltd. ("TEXAS FLAGS") and Six Flags Over Georgia II, L.P. ("SFOG").

          1.1.28 "EMPLOYEE" with respect to any Person, shall mean any individual employed by such Person or any of its Subsidiaries.

          1.1.29 "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS" means (a) any and all federal, state and local statutes, regulations and ordinances, and any rules of common law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C.
Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the regulations promulgated pursuant to each of the foregoing; and (b) with respect to any Person, any and all administrative or judicial orders, consent decrees, settlement agreements, injunctions, permits, licenses, codes, covenants and deed restrictions and other provisions having the force or effect of law, issued by a Governmental Authority in respect of such Person's or its Subsidiaries' operations or assets, or applicable thereto; in each case concerning pollution or protection of the environment, or human health, or safety, including worker safety, to the extent that such safety may be affected by exposure to Hazardous Materials (including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of or exposure to any Hazardous Materials, hazardous materials, or wastes).

          1.1.30 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.1.31 "ESCROW AGENT" shall have the meaning set forth in the General Indemnity Escrow Agreement.

          1.1.32 "ESTIMATED TANGIBLE NET WORTH" shall mean the tangible net worth of the Company as of the end of its 1997 fiscal year as shown on EXHIBIT C hereto under the column "Estimated."

          1.1.33 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          1.1.34 "EXCLUDED CONTRACTS" with respect to any Person, shall mean any Contracts of such Person (i) entered into in the Ordinary Course of Business of such Person, (ii) having a duration or remaining term of less than six months from the date hereof and (iii) the aggregate annual payments in respect of which do not exceed $50,000.

          1.1.35 "FIESTA AGREEMENTS" shall mean those Contracts listed on
SCHEDULE 1.1.35 hereto.

          1.1.36 "GENERAL INDEMNITY ESCROW AGREEMENT" shall mean that certain General Indemnity Escrow Agreement to be executed by the Sellers, certain of the Option Holders, Holdco and certain of the Parent Entities as of the Closing substantially in the form of EXHIBIT D hereto.

          1.1.37 "GENERAL INDEMNITY ESCROW AMOUNT" shall mean $25,000,000 in cash comprised of (x) a portion of the Capital Stock Consideration payable pursuant to Section 3.3.3(a) hereof to the Sellers and deposited by Holdco on behalf of the Sellers (in accordance with the last sentence of Section 3.3.3(a)) with the Escrow Agent under the General Indemnity Escrow Agreement, PLUS (y) a portion of the Company Option Consideration payable pursuant to Section 3.3.3(b) hereof to the Option Holders party to the General Indemnity Escrow Agreement and deposited by the Company on behalf of such Option Holders (in accordance with the last sentence of Section 3.3.3(b)) with the Escrow Agent under the General Indemnity Escrow Agreement, such aggregate amount to be held by the Escrow Agent for the period commencing on the Closing Date and ending on the Claims Termination Date (and thereafter, with respect to Reserved Claims in accordance with the terms of the General Indemnity Escrow Agreement), pursuant to the terms of the General Indemnity Escrow Agreement.

          1.1.38 "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean United States generally accepted accounting principles as in effect on the date on which the document to which it refers relates.

          1.1.39 "GEORGIA AGREEMENTS" shall mean, collectively, (i) the Overall Agreement, dated as of February 15, 1997 (the "GEORGIA OVERALL AGREEMENT"), among Six Flags Fund, Ltd. (L.P.), the Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., SFTP and the Company and
(ii) the Related Agreements (as defined in the Georgia Overall Agreement).

          1.1.40 "GEORGIA LITIGATION" shall mean the lawsuit filed in the Superior Court of the State of Georgia, Gwinnett County, entitled SIX FLAGS OVER GEORGIA, LLC, SIX FLAGS FUND, LTD. (L.P.), AND GEORGE DEROY, AS TRUSTEE OF THE SIX FLAGS CLAIMS TRUST v. TIME WARNER ENTERTAINMENT COMPANY, L.P., SIX FLAGS ENTERTAINMENT CORPORATION, SIX FLAGS THEME PARKS, INC. AND SIX FLAGS OVER GEORGIA, INC., Civil Action File No. 97-A-1939-1.

          1.1.41 "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any court of competent jurisdiction.

          1.1.42 "HAZARDOUS MATERIAL" shall mean any chemical, waste, pollutant, contaminant or substance that is regulated by any Environmental, Health or Safety Requirements, including, without limitation, asbestos in friable condition, urea formaldehyde foam insulation, petroleum and its derivatives, by-products and other petroleum hydrocarbons, radioactive materials and polychlorinated biphenyls (PCBs), and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any Environmental, Health or Safety Requirement.

          1.1.43 "HOLDCO COMMON STOCK" shall mean the Common Stock, par value $0.05 per share, of Holdco.

          1.1.44 "HOLDCO PREFERRED STOCK" shall mean a series of cash pay convertible preferred stock of Holdco (or depositary shares evidencing ownership interests therein) having the terms set forth on EXHIBIT E hereto; PROVIDED that the conversion ratio and dividend rate (the "VARIABLE TERMS") of any Holdco Preferred Stock issued to the Sellers pursuant to Section 3.3.3 hereof shall be established so that the fair market value of each such share (or depositary share) of Holdco Preferred Stock shall be at least equal to, as of the issue date, the liquidation value thereof, assuming that such Holdco Preferred Stock is freely tradeable as of the issue date and without regard to the provisions set forth in EXHIBIT E hereto under the caption "Lockup." At least ten days prior to the issuance of the Holdco Preferred Stock, Parent and the Sellers' Representative shall meet in an attempt to agree on the Variable Terms. If such Persons are unable to agree on such terms within two days following commencement of negotiations with respect thereto, such terms shall be specified by a nationally recognized investment banking firm (which firm will be agreed to by Parent and the Sellers' Representative by February 28, 1998) after giving effect to all relevant factors, including Holdco's capitalization and the Equity Issuance pursuant to
Section 6.4.1.

          1.1.45 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          1.1.46 "INDIVIDUAL ESCROW AMOUNT" shall mean for each Person party to the General Indemnity Escrow Agreement, an amount equal to the product of
(a) $25,000,000, MULTIPLIED BY (b) such Person's Applicable Percentage.

          1.1.47 "INTANGIBLE PROPERTY" shall mean, collectively, patents, trademarks, service marks, trade names, copyrights, franchises and rights to receive royalties, and all applications or registrations for any of the foregoing.

          1.1.48 "INTERIM LOANS" shall mean (a) the loan from Chase Manhattan Bank, N.A. to the Company in the principal amount at December 23, 1997 of $19,778,127, the proceeds of which were used to purchase limited partnership interests in Six Flags Fund, Ltd. (L.P.), (b) the loan from TWE to SFOT II, Inc. in the principal amount at November 24, 1997 of $10,725,000, the proceeds of which were loaned to Six Flags Over Texas Fund, Ltd., which, in turn, used such funds to pay certain amounts owed by Six Flags Over Texas Fund,

Ltd. to Parent and (c) additional borrowings, from time to time, to finance amounts payable under the Georgia Agreements and the Texas Agreements.

          1.1.49 "IRS" means the United States Internal Revenue Service.

          1.1.50 "KNOWLEDGE," with respect to any Person, shall mean the actual knowledge of any executive officer or director of such Person, PROVIDED that, with respect to the Sellers, knowledge shall also include actual knowledge of Larry D. Bouts, Ira M. Belsky and Art Winkleblack; PROVIDED, HOWEVER, that with respect to changes affecting the representations and warranties set forth in Articles 4 and 5 hereof occurring after the date hereof and up to the Closing, "knowledge" shall be deemed to mean actual knowledge after reasonable inquiry.

          1.1.51 "LEASES" with respect to any Person, shall mean all leases of real, personal or intangible property under which either such Person or any of its Subsidiaries is lessee or lessor (or sublessee or sublessor).

          1.1.52 "LEGAL REQUIREMENTS" with respect to any Person, shall mean (a) all statutes, laws, ordinances, codes, rules, regulations, judgments, decrees, decisions, writs, rulings, injunctions, orders and other requirements of any Governmental Authority and (b) any consent, approval, authorization, waiver, permit, agreement, license, certificate, exemption, order, registration, declaration or filing of, with or to any Governmental Authority, in each case other than relating to Taxes, and in each case binding upon such Person or such Person's assets, business or properties.

          1.1.53 "LIEN" shall mean any encumbrance, charge, security interest, mortgage, pledge, hypothecation, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant running with the land, encroachment, voting trust agreement, restriction, option, right of first offer or refusal, proxy or lien, including, but not limited to, liens for taxes.

          1.1.54 "LIM COASTERS" shall mean, collectively, the three linear induction motor propelled coasters manufactured by Phoenix Rides, Inc. for introduction at Six Flags Great Adventure, Six Flags Over Texas and Six Flags St. Louis in 1997, but the opening of which was delayed until 1998.

          1.1.55 "LOSSES" shall mean any and all losses, damages, deficiencies, awards, assessments, amounts paid in good faith settlement in accordance with
Article 10 hereof, judgments, fines, penalties, interest, costs and expenses (including, without limitation, reasonable legal fees and expenses).

          1.1.56 "MATERIAL ADVERSE EFFECT," with respect to any Person, shall mean any change or effect that is or would be reasonably expected to be materially adverse to the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries taken as a whole.

          1.1.57 "MERGER CONSIDERATION" shall mean, collectively, the sum of (a) the Capital Stock Consideration and (b) the Company Option Consideration.

          1.1.58 "MINIMUM EQUITY ISSUANCE PRICE" shall mean a per share amount equal to (x) the weighted average of the trading prices for all sales of shares of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape for the 30 trading days ending on the 15th trading day following the date on which this Agreement is first publicly announced by any of the parties hereto, minus (y) $5.00, subject in each case to appropriate adjustment for any recapitalization, reclassification, merger, consolidation, spinoff, split, dividend, distribution (other than the issuance of Parent Common Stock in respect of the exercise of Parent Options, Parent Warrants or similar rights, in each case listed on SCHEDULE

1.1.58 and outstanding on the date hereof), subdivision or combination of shares of Parent Common Stock or the like occurring during or after such 30-day period.

          1.1.59 "OPTION CANCELLATION AMOUNT" shall mean the Company Option Consideration less $5,000,000.

          1.1.60 "OPTION CONSIDERATION NOTICE" shall mean a notice, to be delivered by the Sellers' Representative to Parent in accordance with the provisions of Section 11.3 hereof not later than two Business Days prior to the Closing, setting forth the name of each Option Holder and the consideration designated by the Company to be paid by the Company to each such Option Holder at the Closing in cancellation of the Company Options held by each such Option Holder.

          1.1.61 "OPTION HOLDERS" shall mean holders of Company Options outstanding immediately prior to the Effective Time of the S Merger.

          1.1.62 "ORDINARY COURSE OF BUSINESS" with respect to any Person, shall mean the ordinary course of business consistent with past custom and practice in the business of such Person and its Subsidiaries; PROVIDED THAT, with respect to the Company and its Subsidiaries, Ordinary Course of Business shall also include, without limitation, fulfilling their obligations under the Georgia Agreements, the Texas Agreements, this Agreement and the Indemnity Agreement, entering into the amendments to the Chase Agreements and the Interim Loans described in SCHEDULE 1.1.62(A) hereto, undertaking the capital improvements set forth on SCHEDULE 1.1.62(B) hereto and incurring indebtedness to fund the expenditures in respect thereof and making payments to TWE or any affiliate thereof in respect of loans made by TWE or any affiliate thereof to the Company or any Subsidiary of the Company prior to the Effective Time of the S Merger in connection with the Company's or its Subsidiaries' obligations under the Georgia Agreements and the Texas Agreements.

          1.1.63 "ORGANIZATIONAL DOCUMENTS" shall mean (a) with respect to a corporation, its articles of incorporation and by-laws, (b) with respect to a partnership, its partnership agreement and its certificate of limited partnership (if a limited partnership) and (c) with respect to a limited liability company, its limited liability company operating agreement (or the equivalent thereof) and its certificate of formation (or the equivalent thereof), in each case as amended; PROVIDED, HOWEVER, that the Organizational Documents of the Co-Ventures and San Antonio Theme Park, L.P. (the "FIESTA PARTNERSHIP") shall mean only the certificate of limited partnership of each such Co-Venture and the Fiesta Partnership, respectively, in each case as amended.

          1.1.64 "OUTSTANDING COMPANY SHARES" shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the S Merger.

          1.1.65 "PARENT COMMON STOCK" shall mean the Common Stock, par value $0.05 per share, of Parent.

          1.1.66 "PARENT EXCLUDED CLAIMS" shall mean all claims for Losses based upon, arising out of, or otherwise in respect of the matters subject to the Indemnity Agreement.

          1.1.67 "PARENT OPTIONS" shall mean the outstanding options issued pursuant to the Parent Stock Option Plans.

          1.1.68 "PARENT STOCK OPTION PLANS" shall mean the 1993, 1995 and 1996 Stock Option and Incentive Plans of Parent, as amended.

          1.1.69 "PARENT THEME PARKS" shall mean, collectively, the theme parks set forth on SCHEDULE 1.1.69 hereto.

          1.1.70 "PARENT WARRANT" shall mean, collectively, the warrants dated October 16, 1989, issued to Kieran E. Burke, to purchase in the aggregate 45,038 shares of Parent Common Stock.

          1.1.71 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          1.1.72 "PERMITTED LIEN" shall mean (a) any Lien for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Person affected thereby, (b) with respect to the Company and its Subsidiaries, Liens that are set forth on SCHEDULE 1.1.72(A) hereto (identifying therein the particular property to which such Liens relate), (c) with respect to Parent and its Subsidiaries, Liens that are set forth on SCHEDULE 1.1.72(B) hereto (identifying therein the particular property to which such Liens relate), (d) with respect to real property, any Lien which is not in a material liquidated amount and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used), (e) a Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof has been stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Person affected thereby, (f) Liens for assessments, levies or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which there are adequate reserves on the financing statements of the Person affected thereby, (g) deposits or pledges to secure bids, tenders, contracts, franchises, leases, statutory obligations, indemnity, performance, surety and appeal bonds or other obligations of a like nature in each case arising in the Ordinary Course of Business, (h) deposits or pledges to secure obligations under workers compensation, social security or similar laws or under employment insurance, (i) mechanics', workers', materialmen's or other like Liens arising in the Ordinary Course of Business that do not materially detract from the value, or interfere with the present use, of the properties or assets affected thereby, (j) Liens arising under or pursuant to the Georgia Agreements, the Texas Agreements, the Fiesta Agreements, the Chase Agreements, the Zero Coupon Notes Indenture and the Senior Subordinated Notes Indenture, as each is in effect on the date hereof and as permitted to be amended in accordance with the terms hereof and (k) Liens existing on the date hereof in respect of any capital leases in effect on the date hereof in respect of rides or attractions at any SF Theme Parks or Liens arising after the date hereof but prior to the Effective Time of the S Merger in respect of any new or replacement capital leases permitted by Section 6.1(k).

          1.1.73 "PER SHARE CASH PRICE" shall mean the quotient of (x)(i) the Adjusted Base Amount, LESS (ii) the Aggregate Preferred Stock Amount, DIVIDED BY
(y) the Outstanding Company Shares.

          1.1.74 "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          1.1.75 "RELEASE" shall mean any "release," as defined as such pursuant to CERCLA, 42 U.S.C. Section 9601(22).

          1.1.76 "RESERVED CLAIMS" shall mean all claims under Article 10 hereof as to which any Indemnitee has in good faith given any Indemnifying Party written notice (describing with reasonable specificity the amount and basis of such claims) on or prior to the Claims Termination Date.

          1.1.77 "RESERVED SHARES AGREEMENTS" shall mean the three Reserved Shares Agreements, dated as of September 15, 1995, September 15, 1996 and September 15, 1997 between Larry Bouts and the Company, and any additional Reserved Shares Agreements which are entered into pursuant to the Tranche 1 Stock Option Agreements between the Company and Larry Bouts as of any subsequent September 15 which precedes the Closing Date.

          1.1.78 "SEC" shall mean the Securities and Exchange Commission.

          1.1.79 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          1.1.80 "SENIOR SUBORDINATED NOTES INDENTURE" shall mean the Indenture dated as of June 23, 1995 among SFTP, Six Flags Over Georgia, Inc., Six Flags Over Texas, Inc., S.F. Partnership and United States Trust Company of New York, as Trustee, as amended, pursuant to which SFTP's 12-1/4% Senior Subordinated Discount Notes due 2005 (the "SENIOR SUBORDINATED NOTES") were issued.

          1.1.81 "SF THEME PARKS" shall mean, collectively, the theme parks set forth on SCHEDULE 1.1.81 hereto.

          1.1.82 "SUBSIDIARY," with respect to any Person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such Person or of which such Person is directly or indirectly a general partner (or acts in a similar such capacity). For purposes of this Agreement, all references to "Subsidiaries" of a Person shall be deemed to mean "Subsidiary" if such Person has only one Subsidiary.

          1.1.83 "TANGIBLE PERSONAL PROPERTY" shall mean, collectively, machinery, equipment, furniture, fixtures and other tangible personal property.

          1.1.84 "TAX" or "TAXES" shall mean all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including, but not limited to, income, excise, property, sales, use, value added, franchise, payroll, transfer, transfer gain, gross receipts, withholding, social security and unemployment taxes or other taxes of any kind, imposed by any foreign, Federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

          1.1.85 "TEXAS AGREEMENTS" shall mean, collectively, the (i) Overall Agreement, dated as of November 24, 1997 (the "TEXAS OVERALL AGREEMENT"), among Six Flags Over Texas Fund, Ltd., Flags' Directors, LLC, FD-II, LLC, Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., SFTP and the Company and (ii) the Related Agreements (as defined in the Texas Overall Agreement).

          1.1.86 "ZERO COUPON NOTES" shall mean the Zero Coupon Notes of the Company due 1999 issued pursuant to the Indenture, dated as of December 16, 1992, as amended, by the Company and TWE to United States Trust of New York (the "ZERO COUPON NOTES INDENTURE").

     1.2 For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Sections set forth opposite them below:

TERM                                                              SECTION

1996 Co-Venture Financials . . . . . . . . . . . . . . . . . . . . .4.1.6
1996 Form 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . .5.1.6
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Amended and Restated License Agreement . . . . . . . . . . . . . Preamble
Arbitrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.5.4
Asserted Liability . . . . . . . . . . . . . . . . . . . . . . . . 10.5.1
Audited Financials . . . . . . . . . . . . . . . . . . . . . . . . .4.1.6
Base Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.1.9
Bouts Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . 6.18
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.1.7
Capital Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .6.4

Capital Stock Consideration. . . . . . . . . . . . . . . . . . . . .3.3.3
Certificate of S Merger. . . . . . . . . . . . . . . . . . . . . . . .2.2
Claims Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . 10.5.1
Class A-1 Common Stock . . . . . . . . . . . . . . . . . . . . . Preamble
Class A-1 Preferred Stock. . . . . . . . . . . . . . . . . . . . Preamble
Class A-2 Common Stock . . . . . . . . . . . . . . . . . . . . . Preamble
Class A-2 Preferred Stock. . . . . . . . . . . . . . . . . . . . Preamble
Class B Common Stock . . . . . . . . . . . . . . . . . . . . . . Preamble
Class B Preferred Stock. . . . . . . . . . . . . . . . . . . . . Preamble
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Company Capital Stock  . . . . . . . . . . . . . . . . . . . . . Preamble
Company Common Stock . . . . . . . . . . . . . . . . . . . . . . Preamble
Company Financial Statements . . . . . . . . . . . . . . . . . . . .4.1.6
Company Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1.14
Company Option Consideration . . . . . . . . . . . . . . . . . . . .3.3.3
Company Pension Plan . . . . . . . . . . . . . . . . . . . . . . . 4.1.11
Company Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1.11
Company Preferred Stock. . . . . . . . . . . . . . . . . . . . . Preamble
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . .6.3
Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7.2.4
Consultation Period. . . . . . . . . . . . . . . . . . . . . . . . 10.5.4
Co-Venture Financial Statements. . . . . . . . . . . . . . . . . . .4.1.6
CVRs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9.3
Determination Notice . . . . . . . . . . . . . . . . . . . . . . . 10.5.4
Determination Period . . . . . . . . . . . . . . . . . . . . . . . 10.5.4
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Direct Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.5.3
Direct Claim Notice. . . . . . . . . . . . . . . . . . . . . . . . 10.5.3
D&O Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.10
Effective Time of the P Merger . . . . . . . . . . . . . . . . . . . .2.2
Effective Time of the S Merger . . . . . . . . . . . . . . . . . . . .2.2
Employee Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 6.18
Equity Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . .6.4.1
Excepted Conditions. . . . . . . . . . . . . . . . . . . . . . . . . 6.28
Existing Transaction . . . . . . . . . . . . . . . . . . . . . . . . .6.2
Extension Notice . . . . . . . . . . . . . . . . . . . . . . . . . .8.1.2
Fiesta Partnership . . . . . . . . . . . . . . . . . . . . . . . . 1.1.63
Financial Delivery Date. . . . . . . . . . . . . . . . . . . . . . . 6.24
GL Indemnity Agreement . . . . . . . . . . . . . . . . . . . . . . . 6.14
Georgia Overall Agreement. . . . . . . . . . . . . . . . . . . . . 1.1.39
Holdco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Holder Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . 6.30
Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.5
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . 10.5

Indemnity Agreement. . . . . . . . . . . . . .  . . . . . . . . Preamble
Initial Termination Date . . . . . . . . . . .  . . . . . . . . . .8.1.2
Interim Co-Venture Financials. . . . . . . . .  . . . . . . . . . .4.1.6
Interim Financials . . . . . . . . . . . . . .  . . . . . . . . . .4.1.6
Issue Date . . . . . . . . . . . . . . . . . .  . . . . . . . . . 4.1.16
Leased Real Property . . . . . . . . . . . . .  . . . . . . . . . 4.1.14
Maximum Premium. . . . . . . . . . . . . . . .  . . . . . . . . . . 6.10
Merger Sub P . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Merger Sub S . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Mergers. . . . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Minimum Amount . . . . . . . . . . . . . . . .  . . . . . . . . . 10.6.3
Notice of Disagreement . . . . . . . . . . . .  . . . . . . . . . 10.5.4
P Merger . . . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
P Merger Agreement . . . . . . . . . . . . . .  . . . . . . . . Preamble
Parent Subsidiary Shares . . . . . . . . . . .  . . . . . . . . . .5.1.3
P Surviving Corporation. . . . . . . . . . . .  . . . . . . . . . . .2.1
Parent . . . . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Parent Basket Amount . . . . . . . . . . . . .  . . . . . . . . . . 10.4
Parent Cap . . . . . . . . . . . . . . . . . .  . . . . . . . . . . 10.4
Parent Entities. . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Parent Rights Agreement. . . . . . . . . . . .  . . . . . . . . . . 6.30
Preliminary Base Amount. . . . . . . . . . . .  . . . . . . . . . .1.1.9
Registration Rights Agreement. . . . . . . . .  . . . . . . . . . . 6.11
SFOG . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . 1.1.26
SFTP . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . . .4.1.6
S Merger . . . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
S Surviving Corporation. . . . . . . . . . . .  . . . . . . . . . . .2.1
SEC Filings. . . . . . . . . . . . . . . . . .  . . . . . . . . . .5.1.6
Section 9.1 Agreements . . . . . . . . . . . .  . . . . . . . . . . .9.1
Seller or Sellers. . . . . . . . . . . . . . .  . . . . . . . . Preamble
Sellers' Basket Amount . . . . . . . . . . . .  . . . . . . . . . . 10.4
Sellers' Cap . . . . . . . . . . . . . . . . .  . . . . . . . . . . 10.4
Sellers' Representative. . . . . . . . . . . .  . . . . . . . . . .11.12
Senior Subordinated Notes. . . . . . . . . . .  . . . . . . . . . 1.1.80
Significant Park Acquisition . . . . . . . . .  . . . . . . . . . . .6.2
Tax Items. . . . . . . . . . . . . . . . . . .  . . . . . . . . . 10.5.4
Termination Fee. . . . . . . . . . . . . . . .  . . . . . . . . . .8.2.2
Texas Flags. . . . . . . . . . . . . . . . . .  . . . . . . . . . 1.1.27
Texas Overall Agreement. . . . . . . . . . . .  . . . . . . . . . 1.1.85
Theme Park Operator. . . . . . . . . . . . . .  . . . . . . . . . . .6.2
TWE. . . . . . . . . . . . . . . . . . . . . .  . . . . . . . . Preamble
Variable Terms . . . . . . . . . . . . . . . .  . . . . . . . . . 1.1.44
Zero Coupon Notes Indenture. . . . . . . . . .  . . . . . . . . . 1.1.86

                                      ARTICLE 2

                                     THE MERGERS

          2.1 THE MERGERS. (a) Upon the terms and subject to the conditions of the P Merger Agreement, at the Effective Time of the P Merger and in accordance with the DGCL, Merger Sub P shall be merged with and into Parent. Pursuant to the P Merger Agreement, following the P Merger, the separate existence of Merger Sub P shall cease and Parent shall continue as the surviving corporation (the "P SURVIVING CORPORATION") and shall succeed to and assume all rights, properties, liabilities and obligations of Merger Sub P in accordance with the DGCL.

               (b) Upon the terms and subject to the conditions of this Agreement, at the Effective Time of the S Merger and in accordance with the DGCL, Merger Sub S shall be merged with and into the Company. Following the S Merger, the separate existence of Merger Sub S shall cease and the Company shall continue as the surviving corporation (the "S SURVIVING CORPORATION") and shall succeed to and assume all rights, properties, liabilities and obligations of Merger Sub S in accordance with the DGCL.

          2.2 CLOSING; EFFECTIVE TIME. The closing of the S Merger (the "CLOSING") shall take place in New York City at the offices of Weil, Gotshal & Manges LLP, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the later of (a) the fifth Business Day after the Effective Time of the P Merger and (b) the fifth Business Day after the date on which the conditions set forth in Article 7 (other than the conditions set forth in Section 7.2.3, 7.2.6, 7.2.7, 7.3.3 and 7.3.6, which are to be satisfied at the Closing) have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date Parent and the Sellers' Representative may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, the parties shall cause to be filed with the Secretary of State of the State of Delaware such certificate of merger or other appropriate documents (such certificate and other documents being hereinafter referred to as the "CERTIFICATE OF S MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required by the DGCL in connection with the S Merger. The S Merger shall become effective at the time specified in the Certificate of S Merger (the "EFFECTIVE TIME OF THE S MERGER") which shall be subsequent to the effective time of the P Merger specified in the P Merger Agreement (the "EFFECTIVE TIME OF THE P MERGER").

          2.3 EFFECTS OF THE MERGERS. The S Merger shall have the effects set forth in Section 259 of the DGCL. Pursuant to the terms of the P Merger Agreement, the P Merger shall have the effects set forth in Section 259 of the DGCL.

          2.4  CERTIFICATE OF INCORPORATION. (a)  Pursuant to the terms of the
P Merger Agreement, at the Effective Time of the P Merger, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time of the P Merger, shall be amended so as to read in its entirety in the form annexed as Exhibit A to the P Merger Agreement.

               (b) At the Effective Time of the S Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time of the S Merger, shall be amended so as to read in its entirety in the form annexed as EXHIBIT F hereto.

          2.5 BY-LAWS. (a) Pursuant to the terms of the P Merger Agreement, the by-laws of Parent, as in effect immediately prior to the Effective Time of the P Merger, shall become, from and after the Effective Time of the P Merger, the by-laws of the P Surviving

Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

               (b) The by-laws of Merger Sub S, as in effect immediately prior to the Effective Time of the S Merger, shall become, from and after Effective Time of the S Merger, the by-laws of the S Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

          2.6 DIRECTORS. (a) Pursuant to the terms of the P Merger Agreement, the directors of Parent in office immediately prior to the Effective Time of the P Merger shall be the directors of the P Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

               (b) The directors of Merger Sub S in office immediately prior to the Effective Time of the S Merger shall be the directors of the S Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

          2.7 OFFICERS. (a) Pursuant to the terms of the P Merger Agreement, the officers of Parent in office immediately prior to the Effective Time of the P Merger shall be the officers of the P Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

               (b) The officers of Merger Sub S in office immediately prior to the Effective Time of the S Merger shall be the officers of the S Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed or qualified, as the case may be.

                                      ARTICLE 3

                            CONVERSION OF CAPITAL STOCK OF
                             THE CONSTITUENT CORPORATIONS

          3.1 P MERGER. Pursuant to the terms of the P Merger Agreement, as of the Effective Time of the P Merger, by virtue of the P Merger and without any action on the part of the holder of any shares of Parent Common Stock or any shares of capital stock of Merger Sub P:

               3.1.1 CONVERSION OF COMMON STOCK OF MERGER SUB P. Pursuant to the terms of the P Merger Agreement, each share of Common Stock, par value $.01 per share, of Merger Sub P issued and outstanding immediately prior to the Effective Time of the P Merger shall be converted into one (1) fully paid and non-assessable share of Common Stock, par value $.05 per share, of the P Surviving Corporation.

               3.1.2 CONVERSION OF PARENT TREASURY STOCK. Pursuant to the terms of the P Merger Agreement, each share of Parent Common Stock that is owned by Parent or any of its Subsidiaries immediately prior to the Effective Time of the P Merger shall be converted into one (1) share of Holdco Common Stock. As of the Effective Time of the P Merger, all such shares of Parent Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. As of the Effective Time of the P Merger, each certificate theretofore representing such shares of Parent Common Stock, without any action on the part of Holdco, Parent or the holder thereof, shall be deemed to represent a number of shares of Holdco Common Stock equivalent to that number of shares of Parent Common Stock formerly represented by such certificate and shall cease to represent any rights in any shares of Parent Common Stock.

               3.1.3 CONVERSION OF PARENT COMMON STOCK. Pursuant to the terms of the P Merger Agreement, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the P Merger (other than shares referred to Section 3.1.2 hereof) shall be converted into one (1) fully paid and nonassessable share of Holdco Common Stock. As of the Effective Time of the P Merger, all such shares of Parent Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As of the Effective Time of the P Merger, each certificate theretofore representing such shares of Parent Common Stock, without any action on the part of Holdco, Parent or the holder thereof, shall be deemed to represent a number of shares of Holdco Common Stock equivalent to that number of shares of Parent Common Stock formerly represented by such certificate and shall cease to represent any rights in any shares of Parent Common Stock.

          3.2  EXCHANGE RATIO FOR PARENT OPTIONS AND PARENT WARRANTS.
(a) Pursuant to the terms of the P Merger Agreement, prior to the Effective Time of the P Merger, Parent and Holdco shall take all requisite action so that, as of the Effective Time of the P Merger, each Parent Option and each Parent Warrant (and each other right to receive shares of Parent Common Stock), in each case outstanding immediately prior to the Effective Time of the P Merger, shall be assumed by Holdco and represent an option or warrant (or other right), as the case may be, to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time of the P Merger, each such Parent Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable Parent Stock Option Plan pursuant to which such Parent Option was granted, and each such Parent Warrant (or other such right) shall continue to have, and shall be subject to, the same terms and conditions, in each case as in effect immediately prior to the Effective Time of the P Merger, except that each such Parent Option or Parent Warrant (or other right) shall be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of Parent Common Stock for which such Parent Option or Parent Warrant (or other right) was exercisable immediately prior to the Effective Time of the P Merger.

               (b) Pursuant to the P Merger Agreement, as of the Effective Time of the P Merger, Holdco shall enter into an assumption agreement with respect to each such Parent Option and each such Parent Warrant (or other such right) which, in the case of any Parent Option, Parent Warrant or other right, shall provide for Holdco's assumption of the obligations of Parent under the relevant Parent Stock Option Plan (and any related agreement pursuant to which options, warrants or other rights may have been granted). Prior to the Effective Time of the P Merger, Parent shall make such amendments, if any, to the Parent Stock Option Plans as shall be necessary to permit such assumption in accordance with this Section 3.2(b).

               (c) Pursuant to the P Merger Agreement, it is the intention of the parties that, to the extent that any Parent Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time of the P Merger, such Parent Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the Parent Option shall satisfy the conditions of Section 424(a) of the Code.

          3.3 S MERGER. As of the Effective Time of the S Merger, by virtue of the S Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of the capital stock of Merger Sub S:

               3.3.1 CONVERSION OF COMMON STOCK OF MERGER SUB S. Each share of common stock of Merger Sub S issued and outstanding immediately prior to the Effective

Time of the S Merger shall be converted into one (1) fully paid and nonassessable share of Common Stock, par value $.01 per share, of the S Surviving Corporation.

               3.3.2 CANCELLATION OF TREASURY STOCK. Each share of Company Common Stock that is owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time of the S Merger shall automatically be canceled or retired and shall cease to exist, without any consideration delivered in exchange therefor.

               3.3.3 CONVERSION OF COMPANY CAPITAL STOCK. (a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the S Merger shall be converted into the right to receive (i) an amount in cash equal to the Per Share Cash Price and (ii) the number of fully paid and nonassessable shares of Holdco Preferred Stock equal to the Conversion Ratio, payable to the holder thereof, without, in the case of the cash consideration, interest thereon, upon surrender of the certificate representing such share of Company Capital Stock to the S Surviving Corporation; PROVIDED that, each holder of Company Capital Stock shall receive, in lieu of any fractional shares of Holdco Preferred Stock that such holder would otherwise receive pursuant to this
Section 3.3.3(a), cash equal to the proportionate liquidation value of any such fractional shares. The aggregate consideration provided to holders of Company Capital Stock pursuant to this Section 3.3.3(a) shall be referred to as the "CAPITAL STOCK CONSIDERATION". Subject to the following sentence, payment of the Capital Stock Consideration shall be by official bank check, or cash by wire transfer of immediately available funds, on the Closing Date following the Effective Time of the S Merger, together with delivery of validly issued and executed certificates for all Holdco Preferred Stock (or, in lieu thereof, validly issued and executed depositary shares or receipts evidencing ownership of the underlying Holdco Preferred Stock). Notwithstanding anything to the contrary contained herein, Holdco shall (i) deposit with the Escrow Agent, at the

Closing and on behalf of and out of the Capital Stock Consideration payable to each Seller under this Section 3.3.3(a), an amount in cash equal to such Seller's Individual Escrow Amount, such amount to be held and disbursed in accordance with the terms of the General Indemnity Escrow Agreement and (ii) pay to or as directed by the Sellers' Representative, at the Closing and on behalf of each Seller and out of the Capital Stock Consideration payable to each Seller under this Section 3.3.3(a), an amount equal to such Seller's Applicable Percentage of the aggregate estimated expenses of the Sellers and the Company incurred in connection with this Agreement and the transactions contemplated hereby, such amount to be set forth in a notice from the Sellers' Representative to Holdco given not later than one Business Day prior to the Closing.

               (b) CONVERSION OF OPTIONS. Immediately prior to the Effective Time of the S Merger, the Company shall pay to the Option Holders, in settlement and cancellation of each of such Option Holder's Company Options, the amount in cash set forth opposite each such Option Holder's name in the Option Consideration Notice. The aggregate consideration provided to all Option Holders pursuant to this Section 3.3.3(b) shall be referred to as the "COMPANY OPTION CONSIDERATION". Holdco shall loan or contribute to the Company all amounts necessary to fund such payments. Notwithstanding anything to the contrary contained herein, the Company shall (i) deposit with the Escrow Agent, at the Closing and on behalf of any Option Holder party to the General Indemnity Escrow Agreement and out of the Company Option Consideration payable pursuant to this Section 3.3.3(b) to each such Option Holder, an amount in cash equal to each such Option Holder's Individual Escrow Amount, such amount to be held and disbursed in accordance with the terms of the General Indemnity Escrow Agreement and (ii) pay to or as directed by the Sellers' Representative, at the Closing and on behalf of each Option Holder designated by the Sellers' Representative and out of the Company Option Consideration payable pursuant to this Section 3.3.3(b) to each Option Holder, an amount equal to such Option Holder's Applicable Percentage of the aggregate estimated expenses of the Sellers and the Company incurred in connection with this Agreement and the transactions contemplated hereby, such amount to be set forth in a notice from the Sellers' Representative to the Company given not later than one Business Day prior to the Closing.

          3.4 PURCHASE OF CERTAIN HOLDCO COMMON STOCK HELD BY PARENT. After the Effective Time of the P Merger, Holdco shall repurchase each share of Holdco Common Stock owned by Parent immediately prior to the Effective Time of the P Merger for $1.00 per share, payable to Parent upon surrender by Parent to Holdco of the certificate representing each such share of Holdco Common Stock.

          3.5 WITHHOLDING. Holdco and the Company shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Options such amounts as Holdco and the Company are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of the Company Common Stock or Company Options in respect of which such deduction and withholding was made.

                                      ARTICLE 4

                           REPRESENTATIONS AND WARRANTIES
                                    OF THE SELLERS

          4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES. Each Seller, jointly and severally, represents and warrants to Parent, Holdco and Merger Sub S as follows:

               4.1.1 ORGANIZATION. Each of the Company and the Company's Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in
SCHEDULE 4.1.1, each of the Company and the Company's Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, with all amendments thereto to the date hereof, have been delivered or made available to Parent.

               4.1.2 STOCK OWNERSHIP. SCHEDULE 4.1.2 lists (i) each Subsidiary of the Company and its jurisdiction of incorporation or organization; (ii) the authorized number of shares of each class or series of capital stock or other equity interests of such Subsidiary; (iii) the number of issued and outstanding shares of each such class or series or other equity interest; and (iv) the names of the record owners of the capital stock of, or equity interest in, each Subsidiary (other than, with respect to owners that are not Subsidiaries of the Company, the Co-Ventures) and the number of shares of such capital stock or the percentage of such equity interest owned by them. Except as set forth in
SCHEDULE 4.1.2, the Company is the beneficial and record owner of all of the issued and outstanding capital stock of, or equity interests in, the Company's Subsidiaries, free and clear of all Liens and preemptive rights, other than Permitted Liens and Liens imposed by Federal and state securities laws. Except as set forth on SCHEDULE 4.1.2, the Company does not own, directly or indirectly, any shares of capital stock or other equity interest in any Person, foreign or domestic.

               4.1.3 CAPITALIZATION. The authorized Company Capital Stock consists solely of 26,100,161 shares of Company Common Stock and 11,000,000 shares of Company Preferred Stock, of which 41 shares of Class A-1 Common Stock, 10 shares of Class A-2 Common Stock, 49 shares of Class B Common Stock, 4,100,000 shares of Class A-1 Preferred Stock, 1,000,000 shares of Class A-2 Preferred Stock and 4,900,000 shares of Class B Preferred Stock are as of the date hereof, and will be on the Closing Date, issued and outstanding, except for shares of capital stock of the Company issued in accordance with the proviso in
Section 6.1(e). Except as set forth in SCHEDULE 4.1.3, there are no outstanding or authorized Company Options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) obligating the Company or the Company's Subsidiaries to issue, sell, purchase, return or redeem any shares of capital stock of (or equity interest in), or securities convertible into or exchangeable for, any shares of capital stock of (or equity interest in) the Company or its Subsidiaries. Upon the consummation of the S Merger, any such outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or other commitments set forth on SCHEDULE
4.1.3 will be cancelled (without any consideration therefor, except as set forth in Section 3.3.3(b)) and none will be authorized or outstanding. Except as disclosed on SCHEDULE 4.1.3 hereto, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary thereof is a party or to which any of them is bound relating to the voting or registration of any shares of Company Capital Stock or capital stock of or equity interests in the Company's Subsidiaries. All issued and outstanding shares of Company Capital Stock and capital stock of or other equity interests in the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable.

               4.1.4 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly authorized by the Board of Directors of the Company and approved by all holders of the outstanding Company Capital Stock and this Agreement has been duly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of each of the Parent Entities), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except for the aforesaid authorizations and approvals, no other authorizations or approvals are required of any boards of directors or holders of the capital stock of the Company or its Subsidiaries with respect to this Agreement or the transactions contemplated hereby.

               4.1.5 AUTHORITY, APPROVALS AND CONSENTS. Neither the Company nor any of its Subsidiaries is in violation of its Organizational Documents, except as would not have a Material Adverse Effect with respect to the Company. Except as set forth on SCHEDULE 4.1.5, neither the execution, delivery or performance
(I) by the Sellers of this Agreement or any Ancillary Agreement to which the Sellers will be a party as of the Closing or (II) by the Company of this Agreement, the Amended and Restated License Agreement or the Cartoon Network Amendment, nor the consummation by the Sellers or the Company (as the case may be) of the transactions contemplated hereby and thereby, does or will constitute, result in or give rise to (i) once the Company Charter Amendment has been filed and is in effect, a breach or default under any provision of the Organizational Documents of the Company or its Subsidiaries,
(ii) a breach, violation or default under (a) any statute, law, judgment, decree, decision, ruling, injunction or order of any Governmental Authority applicable to the Company or its Subsidiaries or (b) any other Legal Requirement not referred to in the foregoing clause (a) applicable to the Company or its Subsidiaries, (iii) the imposition of any Lien upon any assets of the Company or its Subsidiaries or (iv) a breach or default under or the occurrence of any event which, with the notice or lapse of time or both, would constitute a default under (or the acceleration of the time for performance of any obligation under or the termination, cancellation or non-renewal of) any Contracts of the Company or its Subsidiaries (or binding on their assets, businesses or properties), except with respect to clauses (ii)(b), (iii) and (iv) as would not have a Material Adverse Effect with respect to the Company. Except as set forth in SCHEDULE 4.1.5 and except for the filing of the Certificate of S Merger and the Company Charter Amendment, in each case with the Delaware Secretary of State and filings in respect of the HSR Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any Person party to any Contracts of the Company or its Subsidiaries (or binding on their assets, business or properties) is required to be obtained or made by or on behalf of any of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the Closing hereunder in accordance with the terms and conditions thereof, except those where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not have a Material Adverse Effect with respect to the Company.

               4.1.6 FINANCIAL STATEMENTS.

                    (a) FINANCIAL INFORMATION. Parent has been furnished with each of the following:
                         (i) The consolidated audited balance sheet of Six Flags
Theme Parks Inc. ("SFTP") and its Subsidiaries at December 29, 1996 and the related statements of earnings and shareholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of Ernst & Young LLP (collectively, the "AUDITED FINANCIALS").

                         (ii) The unaudited consolidated balance sheet of SFTP
and its Subsidiaries at September 28, 1997 and related unaudited consolidated statements of earnings and cash flows for the 39 week period then ended (the "INTERIM FINANCIALS" and, together with the Audited Financials, the "COMPANY FINANCIAL STATEMENTS").

                         (iii) The audited balance sheet of each of Texas Flags
at December 29, 1996 and SFOG at December 29, 1996, and the related statements of earnings and partners equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and reports thereon of their respective independent auditors (the "1996 CO-VENTURE FINANCIALS").

                         (iv) The unaudited balance sheet of each of Texas Flags
at September 28, 1997 and SFOG at September 28, 1997, and the related statements of earnings and partners equity and cash flows for the 39 week period then ended (the "INTERIM CO-VENTURE FINANCIALS" and, together with the 1996 Co-Venture Financials, the "CO-VENTURE FINANCIAL STATEMENTS").

                    (b) CHARACTER OF FINANCIAL INFORMATION. The Company Financial Statements were prepared, and the 1997 Audited Financials, when delivered to Parent, will be prepared, in each case, in accordance with Generally Accepted Accounting Principles consistently applied throughout the periods specified therein, except as disclosed in the Company Financial Statements or the 1997 Audited Financials, as applicable, and present and will present fairly, in all material respects, the consolidated financial position and consolidated results of operations of SFTP and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the dates and for the periods specified therein in conformity with Generally Accepted Accounting Principles, subject in the case of the Interim Financials to an absence of footnotes required by Generally Accepted Accounting Principles and to normal year-end adjustments. The Co-Venture Financial Statements were prepared, and the 1997 Co-Venture Financials, when delivered to Parent, will be prepared, in each case, on the accounting basis used for Federal income tax purposes, except as disclosed in the Co-Venture Financial Statements or the 1997 Co-Venture Financials, as applicable, and present and will present fairly, in all material respects, the assets, liabilities, partners' capital and results of operations of each of Texas Flags and SFOG, respectively, as applicable, as of the dates and for the periods specified therein, on the basis of accounting described in the footnotes to the 1996 Co-Venture Financials, subject in the case of the Interim Co-Venture Financials to an absence of certain footnotes and normal year-end adjustments.

               4.1.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as disclosed in SCHEDULE 4.1.7 or as contemplated by this Agreement, since September 28, 1997, the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business of the Company and there has not been any condition, event or occurrence that, individually or in the aggregate, has had or would have a Material Adverse Effect with respect to the Company (without regard, however, to changes in (i) conditions generally applicable to the industries in which the Company and its Subsidiaries are involved or general economic conditions or (ii) changes in management or employees of the Company after the public announcement of the transactions contemplated by this Agreement).

                    (b) Without limiting the generality of paragraph (a) of this Section 4.1.7, except as disclosed in SCHEDULE 4.1.7 or as contemplated by this Agreement, since September 28, 1997 through the date hereof, neither the Company nor any of its Subsidiaries has:

                         (i)  acquired or agreed to acquire, develop, lease,
operate or manage, by merging or consolidating with, or by purchasing a material portion of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof (each a "BUSINESS"), or by any other manner (x) any Business, (y) any assets that are material to the Company and its Subsidiaries taken as a whole or (z) any new amusement park of any kind;

                         (ii)  declared, set aside, or paid any dividends or
made any distributions on Company Capital Stock;

                         (iii)  except as disclosed in the Company Financial
Statements or the Co-Venture Financial Statements, changed any of its tax or accounting policies (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                         (iv)  resolved, agreed or otherwise committed to do any
of the foregoing.

               4.1.8 ABSENCE OF LITIGATION.  Except as set forth on
SCHEDULE 4.1.8 or as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the

Company, as of the date hereof, there is no Action pending or, to the knowledge of the Sellers, threatened against the Company or any of its Subsidiaries or any portion of their properties or assets, and there is no Action pending or, to the knowledge of the Sellers, threatened against the Company or any of its Subsidiaries which could reasonably be expected to interfere with the consummation of this Agreement or any of the transactions contemplated hereby.

               4.1.9 COMPLIANCE. Except as set forth on SCHEDULE 4.1.9, each of the Company, its Subsidiaries, the SF Theme Parks and the properties identified in SCHEDULES 4.1.14(A) and 4.1.14(B) hereto is in compliance with all Legal Requirements, including, without limitation, those relating to zoning (excluding those relating to Environmental, Health, or Safety Requirements which are covered by Section 4.1.12 hereof), except for such failures to comply or to be in compliance as have not had, and would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Except as set forth on SCHEDULE 4.1.9, none of the Company or any of its Subsidiaries has received any written notice asserting any non-compliance with any such Legal Requirements, except for such failures to comply as have not had, and would not have, a Material Adverse Effect with respect to the Company.

               4.1.10 TAXES. (a)   Except as set forth on SCHEDULE 4.1.10,
(i) all federal income tax returns and reports and all other material tax returns and reports (collectively, "COMPANY TAX RETURNS") required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Company Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); and (ii) all amounts shown as due thereon from the Company or its Subsidiaries have been timely paid. Except as set forth on Schedule 4.1.10 or as agreed between Sellers' Representative and Parent, the Company and its Subsidiaries shall prepare and, after consultation with Parent, timely file, in a manner consistent with prior years except as required by a change in applicable laws and regulations, all Company Tax Returns required to be filed on or before the Effective Time of the S Merger (after giving effect to any valid extensions of time in which to make such filings).

               (b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes, except for Taxes, the non-withholding of which has not had, and would not have, a Material Adverse Effect with respect to the Company.

               (c) Parent has received copies of (i) all federal, state, local and foreign income or franchise Company Tax Returns relating to the tax periods ended the last Sunday in May for 1994, 1995 and 1996 as well as a draft of the federal tax return for the period ended May 31, 1997 and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to the Company and its Subsidiaries, their respective income, assets or operations.
The income and franchise Company Tax Returns filed by or on behalf of the Company and its Subsidiaries for the taxable years ended in 1993, 1994, 1995 and 1996 set forth on SCHEDULE 4.1.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Company Tax Returns has expired.

               (d) Except as set forth on SCHEDULE 4.1.10, no written claim has been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Company Tax Returns such that it is or may be subject to taxation by that jurisdiction.

               (e) Except as set forth on SCHEDULE 4.1.10, all deficiencies asserted or assessments made as a result of any examinations by the IRS or other taxing authority of

Company Tax Returns of or covering or including the Company and its Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has any Seller, the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

               (f) Except as set forth on SCHEDULE 4.1.10, neither the Company nor its Subsidiaries has received any private letter ruling of the IRS or comparable rulings of other taxing authorities.

               (g) Except as set forth on SCHEDULE 4.1.10, none of the Company, any of its Subsidiaries or any other Person on behalf of the Company or its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or its Subsidiaries or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of the Company or its Subsidiaries, and the Sellers have no knowledge that the IRS has proposed any such adjustment or change in accounting method, (ii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local, or foreign law with respect to the Company or its Subsidiaries, (iii) extended the time within which to file any Company Tax Return, which Company Tax Return has since not been filed or the assessment or collection of Taxes, which Taxes have not since been paid or (iv) authorized any power of attorney with respect to any tax matter currently in force.

               (h) No property owned by the Company or its Subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

               (i) Neither the Company nor any of its Subsidiaries is a party to any tax sharing or similar contract or arrangement (whether or not written) with any Person other than the Company and its Subsidiaries.

               (j) Except as set forth on SCHEDULE 4.1.10, since June 1, 1990 neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes other than the group of which the Company or a present or former Subsidiary of the Company is or was the common parent corporation.

               (k) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed for Section 341(f)(2) to apply to the disposition of any assets.

               4.1.11 EMPLOYEE BENEFIT PLANS.

               (a) SCHEDULE 4.1.11(A) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA) other than multiemployer plans (within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the

Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements (other than multiemployer plans) shall be collectively referred to as the "COMPANY PLANS".

               (b) The documents relating to Company Plans provided to Parent on or before January 31, 1998 are accurate copies thereof and to the extent not delivered or made available prior to the date hereof, with respect to each Company Plan, the Company will deliver or make available to Parent promptly following the date hereof a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

               (c)(i) Except as disclosed on SCHEDULE 4.1.11(C), each Company Plan has been established and administered in all material respects in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) for each Company Plan that is a "welfare plan" within the meaning of ERISA section 3(1), the Company does not have nor will have any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by law); (iv) to the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any Commonly Controlled Entity (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (v) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent
Form 5500 since the date thereof; and (vi) no "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)), or "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) or to which the Company has any liability has occurred with respect to any Company Plan.

               (d) With respect to the Company Plan that is subject to Title IV of ERISA (the "COMPANY PENSION PLAN"), as of the reference date of the most recent valuation report, the assets of such Company Pension Plan exceeded the present value of the accrued benefits of the participants in such Company Pension Plan based on the actuarial methods and assumptions indicated in the most recent actuarial valuation report with respect to the Company Pension Plan, and no material increase in benefits under the Company Pension Plan has occurred, other than as required by law or in the Ordinary Course of Business, since the reference date of such valuation report.

               (e) SCHEDULE 4.1.11(A) sets forth a complete and accurate list of each multiemployer plan (within the meaning of ERISA section 4001(a)(3)) to which the Company has any liability or contributes (or has contributed or had an obligation to contribute in the preceding five years) (each a "MULTIEMPLOYER PLAN"). Except as disclosed on SCHEDULE 4.1.11(E), with respect to each Multiemployer Plan:
(i) the Company has not incurred any withdrawal liability under Title IV of ERISA which has not been satisfied nor, to the knowledge of the Company, would the Company be subject to any material withdrawal liability if, as of the date of the Closing, the Company were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively).

               (f) With respect to any Company Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no written or oral communication has been received in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the termination or imposition of a lien with respect to any such plan.

               (g) Except as disclosed on SCHEDULE 4.1.11(G), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of the Company to severance pay, unemployment compensation or any similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company.

               (h) No lump sum distribution option is available under the terms of the Company Pension Plan (other than with respect to amounts of $5,000 or less). The Company Pension Plan will by its terms be terminable immediately following the Closing with respect to non-collectively bargained employees and the amount of accrued benefits expressed as an annuity commencing at normal retirement age shall not increase solely as a result of such termination; PROVIDED that the foregoing is not a representation with respect to the cost of annuitization or other costs ordinarily associated with the termination of such a plan including without limitation any acceleration of vesting with respect to otherwise unvested benefits under the Company Pension Plan.

               (i) It is contemplated that, as soon as practicable following the Closing, the assets of the Company Pension Plan will, to the extent necessary, be transferred in cash or kind, as may be mutually agreed between Time Warner Inc. and Parent; PROVIDED that if no agreement shall be reached on the assets to be transferred, such assets shall be transferred in cash and reduced for the reasonable liquidation costs, if any, associated with the conversion of such assets to cash in accordance with the terms of the applicable trust agreement and consistent with past practice. Any such transfer shall be made in compliance with and subject to applicable laws and regulations.

               (j) The Company has not taken any action, other than in the Ordinary Course of Business, that has or would result in a material increase in benefits under any Company Plan after December 28, 1997.

               4.1.12 ENVIRONMENTAL MATTERS.  Except as set forth in
SCHEDULE 4.1.12 or except with respect to events, conditions or circumstances that, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company: (a) the Company and its Subsidiaries have obtained and are in compliance with all permits issuable and issued pursuant to any Environmental, Health or Safety Requirements; (b) as of the date hereof, there are no administrative, civil or criminal actions, suits, demands, notices, investigations, writs, injunctions, decrees, orders or judgments outstanding or, to the knowledge of the Sellers, threatened against the Company or its Subsidiaries based upon or arising out of any Environmental Health and Safety Requirements; (c) none of the Company or its Subsidiaries has caused or has received notice and the Sellers have no knowledge of any Release or threatened Release in a quantity requiring reporting or remediation under any Environmental, Health or Safety Requirements of any Hazardous Materials on or from the assets owned or operated by the Company or its Subsidiaries; (d) the Company and its Subsidiaries do not have any current liability in connection with any Release of Hazardous Materials into the indoor or outdoor environment, whether on-site or off-site; (e) none of the operations of the Company or its Subsidiaries involves the treatment, storage for longer than 90 days, or disposal of hazardous waste on any property owned, leased or operated by the Company or any subsidiary, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and (f) the Company and its Subsidiaries have provided all Phase I environmental assessments, and all reports of investigations conducted as a result of any recommendation in any such assessments that have been performed within the past three years with respect to the currently or previously owned, leased or operated properties of the Company and its Subsidiaries.

               4.1.13 INTANGIBLE PROPERTY. The Company or its Subsidiaries own (free and clear of any Liens, except Permitted Liens), possess or have the right to use all necessary or appropriate licenses or other valid rights to use all Intangible Property material to and currently used to conduct the business of the Company and its Subsidiaries. Except as disclosed on SCHEDULE 4.1.13:
(a) no Action is pending or, to the knowledge of the Sellers, threatened against the Company or any of its Subsidiaries claiming that the Company or any of its Subsidiaries is, and, to the knowledge of the Sellers, the Company and its Subsidiaries are not, infringing or otherwise adversely affecting the rights of any Person with regard to any Intangible Property and (b) to the knowledge of the Sellers, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intangible Property; PROVIDED that no representation or warranty is made in the foregoing clauses (a) and (b) with respect to matters that would not have a Material Adverse Effect with respect to the Company. All of the permits, grants or licenses or other rights relating to the Intangible Property are valid and binding upon the Company and its Subsidiaries and, to the knowledge of the Sellers, the other parties thereto, in accordance with their respective terms, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

               4.1.14 REAL PROPERTY. (a) SCHEDULE 4.1.14(A) hereto identifies all the real property owned, or which will be owned, by the Company or its Subsidiaries as of the Closing, as well as all contracts, agreements or options to acquire other real property, or to sell or lease owned property (other than space leases, license agreements, concession agreements or equivalents thereof entered into in the Ordinary Course of Business of the Company or its Subsidiaries), in each case, binding on the Company or any of its Subsidiaries. Except as disclosed in SCHEDULE 4.1.14(A), the Company and its Subsidiaries have good, valid and insurable title to all such real property and all improvements located thereon free and clear of all Liens, except Permitted Liens within the meaning of clauses (a), (b), (c), (d), (e), (f), (g), (i), (j) and (k) of the definition thereof.

               (b) SCHEDULE 4.1.14(B) hereto identifies the real property ("LEASED REAL PROPERTY") leased, subleased, occupied or used by the Company or any of its Subsidiaries pursuant to a Lease or other agreement (each such Lease or other similar agreement being hereinafter referred to as a "COMPANY LEASE") and the Company or its Subsidiaries owns or leases the improvements located on such Leased Real Property (including rides at SF Theme Parks). Neither the Company nor any of its Subsidiaries has received any written notification that it is in default with respect to any Company Leases pursuant to which it occupies or uses any Leased Real Property and/or such improvements nor, to the knowledge of the Sellers, are there any disputes between any Person and the Company or any of its Subsidiaries with respect to Company Leases, which default or dispute would materially adversely affect the right of the Company or its Subsidiaries to remain in possession of the property in question or otherwise adversely affect in any material respect the ability to use such property for its current use. Except as set forth in SCHEDULE 4.1.14(B), the Company and its Subsidiaries have performed all obligations required to be performed by them to date under, and are not in default in respect of any Company Lease, and no event has occurred which, with due notice or lapse or both, would constitute such a default, except for such obligations, the non-performance of which, and such defaults, the existence of which, in each case, would not result in a termination or cancellation of any Lease (or other such agreement) or which would not otherwise, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. To the Sellers' knowledge, no other party to any Company Lease or such other agreement is in default in respect thereof, and, to the Sellers' knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in SCHEDULE 4.1.14(B), either the Company or a Subsidiary of the Company has a valid leasehold interest in each Leased Property subject to a Company Lease, which leasehold interest is free and clear of all Liens, except Permitted Liens within the meaning of clauses (a),
(b), (c), (d), (e), (f), (g), (i), (j) and (k) of the definition thereof. No representation is made with respect to the state of the title of the fee estate in the properties subject to a Company Lease.

               (c) Except for the LIM Coasters and the rides, attractions and improvements either being constructed or installed for the 1998 operating seasons, in storage or otherwise not in service, all improvements (including rides at SF Theme Parks) which are substantially completed are, in the aggregate, in good operating repair and condition, normal wear and tear excepted.

               (d) None of the SF Theme Parks or other real property owned by the Company or its Subsidiaries is assessed for real estate taxes together with real estate owned by third parties.

               4.1.15 TANGIBLE PERSONAL PROPERTY. (a) The Tangible Personal Property owned, leased or used by the Company or any of its Subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses as presently conducted and is, in the aggregate, in good operating condition and repair, normal "wear and tear" excepted.

               (b) Except as set forth on SCHEDULE 4.1.15(B) or property and assets sold or disposed of in the Ordinary Course of Business of the Company, each of the Company and its Subsidiaries (other than the Co-Ventures and the Fiesta Partnership), the Co-Ventures and the Fiesta Partnership have good and valid title to all Tangible Personal Property shown on the Interim Financials and Interim Co-Venture Financials, respectively, as being owned by any of them (and, as of the Closing, will have good and valid title with respect to such property as shown on the 1997 Audited Financials and the 1997 Co-Venture Financials, respectively), in each case free and clear of all Liens, except for
(i) Permitted Liens and (ii) Liens arising in the Ordinary Course of Business of the Company after the date hereof, which would otherwise fall within the definition of Permitted Liens if such definition did not require adequate reserves on the financial statements of the Company or any of its Subsidiaries with respect to such Liens.

               4.1.16 CONTRACTS. (a) SCHEDULES 4.1.16 and 6.18 together contain a list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their assets, business or properties are bound: (i) employment, consulting, severance or golden parachute agreements (other than employment or consulting agreements that constitute Excluded Contracts pursuant to clause (iii) of such definition); (ii) Contracts granting a right of first refusal or first offer or negotiation with respect to any properties or rights (in each case with a value in excess of $50,000) of the Company or any of its Subsidiaries;
(iii) partnership or joint venture agreements; (iv) Contracts for the acquisition, sale or lease of material properties or assets of any Subsidiaries (by merger, purchase or sale of assets, stock or otherwise and other than Contracts entered into in the Ordinary Course of Business of the Company) entered into after January 1, 1995 or under which the Company or any of its Subsidiaries has continuing obligations; (v) Contracts with any Governmental Authority (other than Excluded Contracts and any ticket consignment Contracts and Contracts relating to group outings); (vi) Contracts which limit or restrain the Company or any of its Subsidiaries from engaging or competing in any business (other than concession agreements or the equivalents thereof entered into in the Ordinary Course of Business of the Company); (vii) Contracts relating to indebtedness for borrowed money and guarantees thereof and capital leases; (viii) agreements for the advertising of SF Theme Parks on a national basis; and (ix) national sponsorship agreements. True and complete copies of all Contracts listed on SCHEDULE 4.16 and 6.18 have been delivered or made available to Parent, each as amended to date, and each of them is in full force and effect. Except as set forth on SCHEDULES 4.16 or 6.18, there is no material default under any Contract listed therein either by the Company or any of its affiliates party thereto, and no event has occurred that with notice or lapse of time or both would constitute such a default or, to Sellers' knowledge, by any other party thereto. As of the date hereof, no party to any such Contract has given notice to the Company, any Subsidiary of the Company or any Seller of, or made a claim against any of them with respect to, any breach or default thereunder.

               (b) Complete and correct copies of the Georgia Agreements, the Texas Agreements, the Chase Agreements, the Zero Coupon Notes Indenture, the Senior Subordinated Notes Indenture and the agreements relating to the Interim Loans, in each case with all amendments thereto to the date hereof, have been delivered or made available to Parent.

               (c) Since the date of the issuance of the initial Senior Subordinated Notes (the "ISSUE DATE"), the Company and its Subsidiaries have made an aggregate of $128,000,000 of scheduled principal amortization payments and mandatory prepayments (other than mandatory prepayments in respect of consolidated excess cash flow) required pursuant to the terms of the Chase Agreements (as in effect on the Issue Date) and no other mandatory prepayments were required to be made thereunder.

               4.1.17 INSURANCE. SCHEDULE 4.1.17 hereto sets forth a list of all policies or binders of fire, liability, workmen's compensation or other insurance held by or on behalf of the Company or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders). Correct and complete copies of such policies or binders have been delivered or made available to Parent. None of the Company or any of its Subsidiaries (i) is in default with respect to any material provision contained in any such policy or binder; or (ii) has received a notice of cancellation or non-renewal of any such policy or binder. All of such insurance is in full force and effect and all premiums due and payable thereon have been paid. The last annual premium paid by the Company for directors' and officers' liability insurance prior to the date hereof was approximately $221,000.

               4.1.18 LABOR MATTERS. Except as set forth on SCHEDULE 4.1.18, none of the Company or any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any commitment not in the collective bargaining agreements listed on SCHEDULE 4.1.18 hereto that would require the application of the terms of any collective bargaining agreements entered into by the Company or any of its Subsidiaries to any of the Parent Entities. Except as disclosed on SCHEDULE 4.1.18 hereto, as of the date hereof,
(i) there is no active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries and (ii) there is no strike, picketing or work stoppage by, or any lockout of, Employees of the Company or any of its Subsidiaries pending or, to the Sellers' knowledge, threatened, against or involving the Company or any of its Subsidiaries.

               4.1.19 TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 4.1.19, none of the Company or any of its Subsidiaries is a party to any material Contract with any of their affiliates, with any Seller or any Seller's affiliates or any director or officer for the purchase, sale, lease or other disposition of property or services.

               4.1.20 1998 CAP EX BUDGET. As of December 31, 1997, the Company and its Subsidiaries have expended approximately $20,070,000 in respect of the capital expenditures shown on the 1998 Cap Ex Budget.

               4.1.21 CONDUCT OF BUSINESS.  Except as set forth on
SCHEDULE 4.1.21 hereto, all of the business and operations of the SF Theme Parks are conducted through the Company and its Subsidiaries. Any and all direct or indirect ownership interests of the Sellers or any of their respective affiliates in the Company or any of its Subsidiaries shall be directly or indirectly transferred to the Company and its Subsidiaries (or to designees of Parent) upon consummation of the S Merger for no additional consideration.

               4.1.22 NO UNDISCLOSED LIABILITIES. Except as set forth in the Company Financial Statements or the Co-Venture Financial Statements or with respect to claims disclosed on SCHEDULE 4.1.8, as of September 28, 1997, none of the Company or any of its Subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by Generally Accepted Accounting Principles to be reflected in, reserved against or otherwise described in the balance sheets (including the notes thereto, as applicable) included therein.

               4.1.23 LOANS. The loans incurred under the Chase Agreements and the Interim Loans are prepayable without penalty or premium, other than customary breakage fees and similar expenses.

               4.1.24 LIABILITIES OF THE COMPANY. Except for the Zero Coupon Notes, the Interim Loans and as set forth on SCHEDULE 4.1.24, there are no material liabilities of the Company that are not also liabilities of Six Flags Theme Parks Inc. or its Subsidiaries.

               4.1.25 CORPORATE RECORDS. The minute books (or comparable records) of the Company and each of its Subsidiaries (other than the Co-Ventures and the Fiesta Partnership) heretofore have been made available to Parent for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (or the equivalent thereof) and shareholders (or the equivalent thereof) of the Company and each of its Subsidiaries (other than the Co-Ventures and the Fiesta Partnership) since January 1, 1995.

               4.1.26 ACCURACY OF INFORMATION REGARDING THE COMPANY AND ITS SUBSIDIARIES. None of the information supplied or to be supplied by the Sellers or the Company (in each case, in writing and designated as such) with respect to the Company or any of the Company's Subsidiaries for inclusion or incorporation by reference in any filing with the SEC by any Parent Entity in connection with the transactions contemplated by this Agreement will, at the time any such filing becomes effective under applicable securities laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time of the S Merger any event with respect to the Company, any of the Company's Subsidiaries or their respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, any such filing with the SEC by any Parent Entity in connection with the transactions contemplated by this Agreement, or if any information previously supplied by the Sellers or the Company (in each case, in writing and designated as such) with respect to the Company or any of the Company's Subsidiaries for inclusion or incorporation by reference in any such filing is found by the Sellers or the Company to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case, the Sellers represent and warrant that they shall upon becoming aware of any such untrue statement or omission promptly so advise such filing Parent Entity and such event shall be so described in a written notice to such filing Parent Entity for inclusion in such amendment or supplement (in the case of any untrue statement or material omission as so described, to correct the same).

               4.1.27 FINDERS AND INVESTMENT BANKERS. None of the Sellers, the Company or any of their respective officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Bear Stearns & Co. Inc. and Lazard Freres & Co.

L.L.C., and except for fees payable to such Persons, which fees will be payable by the Sellers, neither the Sellers nor the Company has incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

          4.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF EACH SELLER. Each Seller represents and warrants, for itself, to each of Parent, Holdco and Merger Sub S, but only with respect to such Seller and the Company Capital Stock owned by such Seller, that, as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date):

               4.2.1 ORGANIZATION AND AUTHORITY. Such Seller is a corporation or limited partnership, duly formed, legally existing and in good standing under the laws of its state of incorporation or formation, and such Seller has full corporate or partnership (or similar) power and authority to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby.

               4.2.2 AUTHORIZATION AND ENFORCEABILITY. This Agreement, and each Ancillary Agreement to which such Seller will be a party as of the Closing Date, has been duly authorized by all necessary corporate, partnership or similar action. This Agreement has been, and each Ancillary Agreement to which such Seller will be a party as of the Closing Date, will be, duly executed and delivered by such Seller, and (assuming this Agreement constitutes and each Ancillary Agreement to which such Seller will be a party, as of the Closing Date, will constitute the valid and binding obligation of the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Agreement to which such Seller will be a party, as of the Closing Date, will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

               4.2.3 AUTHORITY, APPROVALS AND CONSENTS. Such Seller is not in violation of its Organizational Documents, except as would not have a Material Adverse Effect with respect to the Company. Neither the execution and delivery by such Seller of this Agreement or any Ancillary Agreement to which such Seller will be a party as of the Closing, nor the consummation by such Seller of the transactions contemplated hereby or thereby, does or will (i) conflict with or result in any breach of any provision of the Organizational Documents of such Seller, (ii) except as set forth on SCHEDULE 4.2.3, require any consent, approval or notice of or with any Governmental Authority or conflict with or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, non-renewal or acceleration) under, any terms, conditions or provisions of any Contracts of such Seller or by which it or any portion of its business, properties or assets may be bound or (iii) violate (a) any statute, law, judgment, decree, decision, ruling, injunction or order of any Governmental Authority applicable to such Seller or (b) any other Legal Requirement not referred to in the foregoing clause (a) applicable to such Seller; PROVIDED that no representation or warranty is made in the foregoing clauses (ii) and (iii)(b) with respect to matters that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or that would not reasonably be expected to materially adversely affect the transactions contemplated hereby. Except for the aforesaid authorizations and approvals, no authorizations or approvals are required of such Seller's board of directors (or similar body) with respect to this Agreement or the transactions contemplated hereby.

               4.2.4 TITLE TO STOCK. Such Seller is the record and beneficial owner of, and has good and valid title to, the Company Capital Stock set forth opposite such Seller's name on SCHEDULE 4.2.4 hereto, free and clear of any Liens and preemptive rights, other than Liens imposed by Federal or state securities laws or set forth on SCHEDULE 4.2.4.

               4.2.5 ACCURACY OF INFORMATION PROVIDED BY EACH SELLER. None of the information supplied or to be supplied by such Seller (in each case, in writing) for itself for inclusion or incorporation by reference in any filing with the SEC by any Parent Entity in connection with the transactions contemplated by this Agreement will, at the time any such filing becomes effective under applicable securities laws, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time of the S Merger any event with respect to such Seller or its respective officers and directors should occur which is required to be described in an amendment of, or a supplement to, any such filing with the SEC by any Parent Entity in connection with the transactions contemplated by this Agreement, or if any information previously supplied by such Seller (in writing) for itself for inclusion or incorporation by reference in any such filing is found by such Seller to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case, such Seller represents and warrants that it shall upon becoming aware of any such untrue statement or omission promptly so advise such filing Parent Entity and such event shall be so described in a written notice to such filing Parent Entity for inclusion in such amendment or supplement (in the case of any untrue statement or material omission as so described, to correct the same).

               4.2.6 ACCREDITED INVESTOR; ACQUISITION FOR INVESTMENT. (a) Such Seller is an "accredited investor" as defined in Regulation D promulgated under the Securities Act. Any shares of Holdco Preferred Stock acquired by such Seller pursuant to the transactions contemplated hereby are being acquired by such Seller for its own account for investment and not with a view to any distribution or resale thereof in any transaction which would be in violation of the Securities Act, and the rules promulgated thereunder, or any state securities statute, without prejudice, however, to the rights of such Seller at all times to sell or otherwise dispose of all or any part of its Holdco Preferred Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Seller's property being at all times within its control.

          (b) Such Seller acknowledges that the shares of Holdco Preferred Stock, at the time of issuance, are not being registered under the Securities Act or any state securities or "blue sky" law and such shares will not be sold or otherwise disposed of except in compliance with the Securities Act or in reliance upon an exemption therefrom, and that the certificate representing such shares will contain a legend to such effect.

          (c) Such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in the shares of Holdco Preferred Stock and able to bear the economic consequences thereof.

          (d) None of Holdco, Parent or the Company has made any representation, warranty, acknowledgment or covenant, in writing or otherwise, to such Seller regarding the tax consequences, if any, of the transactions contemplated hereby or of the resale of the shares of Holdco Preferred Common Stock by such Seller.

          (e) Such Seller and such Seller's representatives have been given a full opportunity to examine all documents relating to the transactions contemplated hereby, including this Agreement and the Ancillary Agreements, and to ask questions of, and to receive answers from, the Company, Parent and their respective representatives concerning, the terms of the S Merger, such Seller's investment in the shares of Holdco Preferred Stock and the business of Holdco and Parent and such other information as such Seller desires in order to evaluate an investment in the shares of Holdco Preferred Stock, and all such questions have been answered to the full satisfaction of such Seller.

          (f) Such Seller has been furnished with all publicly available information about Parent's assets, operations and business activities which such Seller has requested and which such Seller considers necessary or relevant to enable such Seller to make a decision about such Seller's acquisition of the shares of Holdco Preferred Stock.

               4.2.7 TAXES. Except as set forth on SCHEDULE 4.2.7, such Seller is not a foreign person within the meaning of Section 1445 of the Code.

          4.3 SURVIVAL. The respective representations and warranties of the Sellers contained in this Article 4 shall survive until the Claims Termination Date.

                                      ARTICLE 5

                          REPRESENTATIONS AND WARRANTIES OF
                                  PARENT AND HOLDCO

          5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO. Parent and Holdco, jointly and severally, represent and warrant to the Company and the Sellers follows:

               5.1.1 ORGANIZATION. Each of the Parent Entities and each of its Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Except as set forth in SCHEDULE 5.1.1, each of the Parent Entities and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have Material Adverse Effect with respect to Parent. Complete and correct copies of the Organizational Documents of each of the Parent Entities, with all amendments thereto to the date hereof, have been delivered or made available to the Sellers and the Company.

               5.1.2 CAPITALIZATION. (a) The authorized capital stock of Parent is as disclosed in the SEC Filings. Except as set forth on SCHEDULE 5.1.2, as of the date hereof, no shares of capital stock of Parent are reserved for issuance or issued and outstanding and there are no outstanding authorized options, warrants, calls, subscriptions, rights, agreements or other commitments of any character obligating Parent to issue, sell, purchase, return or redeem any shares of capital stock of Parent, a security convertible into or exchangeable for, any shares of capital stock, other than the Parent Warrants and the Parent Options. All issued and outstanding shares of capital stock of Parent have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

               (b) The authorized Capital Stock of Holdco consists of 3,000 shares of Common Stock, par value $0.01 per share, 10 of which have been validly issued, are fully paid and non-assessable and owned by Parent, free and clear of any Liens. The authorized capital stock of Merger Sub P consists of 3,000 shares of Common Stock, par value $.01 per share, 10 of which have been validly issued, are fully paid and nonassessable and owned by Holdco free and clear of any Liens, other than Liens imposed by Federal or state securities laws. The authorized capital stock of Merger Sub S consists of 1,000 shares of Common Stock, par value $.01 per share, all of which have been validly issued and are fully paid and non-assessable and owned by Holdco free and clear of any Liens, other than Liens imposed by Federal and state securities laws.

               5.1.3 SUBSIDIARIES. Except as disclosed in the SEC Filings or as set forth on SCHEDULE 5.1.3(A), as of the date hereof, Parent does not own, directly or indirectly, any shares of capital stock or any other equity interest in any Person, domestic or foreign. All of the outstanding shares of capital stock of each of Parent's Subsidiaries that are owned by Parent or any other Subsidiary of Parent (collectively, the "PARENT SUBSIDIARY SHARES") have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. There are no irrevocable proxies or similar obligations with respect to any of the Parent Subsidiary Shares and, except as set forth on
SCHEDULE 5.1.3(B), all of the Parent Subsidiary Shares are owned by Parent free and clear of all Liens, other than Permitted Liens, and Liens imposed by Federal or state securities laws.

               5.1.4 AUTHORIZATION AND ENFORCEABILITY. (a) This Agreement and each Ancillary Agreement to which any Parent Entity will be a party as of the Closing, has been duly authorized and approved by the requisite Boards of Directors of each of the Parent Entities party thereto, and this Agreement has been (and the Ancillary Agreements to which any Parent Entity will be a party as of the Closing, will be) duly executed and delivered by each of the Parent Entities, and (assuming this Agreement constitutes, and the Ancillary Agreements to which any Parent Entity will be a party as of the Closing, will constitute, the valid and binding

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obligation of the parties hereto and thereto other than the Parent Entities party hereto and thereto) this Agreement constitutes (and each of the Ancillary Agreements to which any Parent Entity will be a party as of the Closing, will constitute) a valid and binding obligation of each of the Parent Entities party thereto, enforceable against each such Parent Entity party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or other similar laws affecting the enforceability of creditors' rights generally or general principles of equity (whether considered in a proceeding at law or equity). Except for the aforesaid authorizations and approvals, no other authorizations or approvals are required of any boards of directors of any Parent Entity with respect to this Agreement or any Ancillary Agreement to which any Parent Entities will be a party as of the Closing or the transactions contemplated hereby or thereby.

               (b) This Agreement has been (and, to the extent necessary, the Ancillary Agreements have been) duly authorized and approved by the requisite stockholders of each of the Parent Entities (other than Parent) party thereto, and, except for such authorizations and approvals, no other authorizations or approvals are required of any holders of the capital stock of any Parent Entities with respect to this Agreement, the Ancillary Agreements to which they will be a party as of the Closing or the transactions contemplated hereby or thereby.

               5.1.5 AUTHORITY, APPROVALS AND CONSENTS. None of Parent or any of its Subsidiaries is in violation of its Organizational Documents, except as would not have a Material Adverse Effect with respect to Parent. Except as set forth on SCHEDULE 5.1.5(A), neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which any Parent Entity will be a party as of the Closing, nor the consummation by the Parent Entities of the transactions contemplated hereby and thereby, does or will constitute, result in or give rise to (i) a breach or default under any provision of the Organizational Documents of Parent or its Subsidiaries, (ii) a breach, violation or default under (a) any


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statute, law, judgment, decree, decision, ruling, injunction or order of any
Governmental Authority applicable to Parent or its Subsidiaries or (b) any other Legal Requirement not referred to in the foregoing clause (a) applicable to such Parent or its Subsidiaries, (iii) the imposition of any Lien upon any assets of Parent or its Subsidiaries or (iv) a breach or default under or the occurrence of any event which, with notice or lapse of time or both, would constitute a default under (or the acceleration of the time for performance of any obligation under or the termination, cancellation or non-renewal of) any Contracts of Parent or its Subsidiaries (or binding on their assets, businesses or properties), except with respect to clauses (ii)(b), (iii) and (iv) as would not have a Material Adverse Effect with respect to Parent. Except as set forth in
SCHEDULE 5.1.5(B) and except for the filing of the P Merger Agreement and the Certificate of S Merger, in each case with the Delaware Secretary of State and filings required in connection with the HSR Act, no approval, consent, waiver, authorization or other order of and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any Person party to any Contracts of Parent or its Subsidiaries (or binding on their assets, business or properties) is required to be obtained or made by or on behalf of any of Parent or its Subsidiaries in connection with the execution, delivery or performance of this Agreement by them and the consummation by them of the Closing hereunder in accordance with the terms and conditions thereof, except those where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording would not have a Material Adverse Effect with respect to Parent.

               5.1.6 SEC FILINGS; FINANCIAL STATEMENTS. Parent has made all filings required to be made with the SEC since December 31, 1995 and has delivered or made available to the Sellers and the Company correct and complete copies of Parent's (a) Annual


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Reports on Form 10-K for the year ended December 31, 1996 (the "1996 FORM
10-K"), as filed with the SEC, (b) proxy statements relating to all of Parent's meetings of stockholders (whether annual or special) since December 31, 1996 and
(c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by Parent with the SEC since December 31, 1996 (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC FILINGS"). As of the respective dates of the SEC Filings, the SEC Filings did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent and its Subsidiaries included or incorporated by reference in the 1996 Form 10-K and Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to the absence of footnotes required by Generally Accepted Accounting Principles and to normal year-end adjustment).

               5.1.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Filings or as set forth in SCHEDULE 5.1.7 or as contemplated by this Agreement, since September 30, 1997, each of the Parent Entities and each of Parent's Subsidiaries has conducted its respective business in the Ordinary Course of Business of Parent and there has not been any condition, event or occurrence that, individually or in the aggregate, has had, or


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


would have, a Material Adverse Effect with respect to Parent (without regard, however, to changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved or general economic conditions).

               5.1.8 ABSENCE OF LITIGATION. Except as disclosed in the SEC Filings or as set forth on SCHEDULE 5.1.8 or as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent, as of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any portion of their properties or assets, and there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries which could reasonably be expected to interfere with the consummation of this Agreement or any of the transactions contemplated hereby by the Parent Entities.

               5.1.9 COMPLIANCE WITH LAWS. Except as described in the SEC Filings or as set forth on SCHEDULE 5.1.9, each of Parent, its Subsidiaries and the Parent Theme Parks has complied and is in compliance with all Legal Requirements, including, without limitation, those relating to zoning, except for such failures to comply or to be in compliance as have not had, and would not have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Except as set forth on SCHEDULE 5.1.9, none of Parent or any of its Subsidiaries has received any written notice asserting any non-compliance with any such Legal Requirements, except for such failures to comply as have not had, and would not have, a Material Adverse Effect with respect to Parent.

               5.1.10 FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Lehman Brothers and Allen & Co. Incorporated and except for fees payable to such

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


Persons, which fees will be payable by Parent, Parent has not incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

               5.1.11 SURVIVAL. The representations and warranties of Parent and Holdco contained in this Article 5 shall survive until the Claims Termination Date.

                                      ARTICLE 6

                                CERTAIN COVENANTS AND
                              AGREEMENTS OF THE PARTIES

          6.1  CONDUCT OF BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.   From
the date hereof until the Effective Time of the S Merger, the Company and its Subsidiaries shall conduct their business in the Ordinary Course of Business of the Company and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by Parent or as expressly contemplated by this Agreement, the Ancillary Agreements, the Georgia Agreements or the Texas Agreements, and without limiting the generality of the foregoing, from the date hereof until the Effective Time of the S Merger:

               (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Organizational Documents (other than the Company Charter Amendment);

               (b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, develop, lease, operate or manage, by merging or consolidating with, or by purchasing a material portion of the assets of any Business, or by any other manner of acquiring: (i) any Business;
(ii) any assets, other than assets that are not

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


material to the Company and its Subsidiaries taken as a whole, except in the Ordinary Course of Business of the Company or as permitted under Section 6.1(k) hereof; or (iii) any new amusement park of any kind;

               (c) the Company shall not, and shall not permit its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Liens or otherwise transfer or dispose of any of its material properties or assets, or other ownership interest in any of its properties, assets or subsidiaries, other than: (i) in the Ordinary Course of Business of the Company; (ii) pursuant to any agreements existing as of the date hereof, which agreements are set forth on
SCHEDULE 6.1(C) hereto; and (iii) Permitted Liens;

               (d) the Company shall not declare, set aside, or pay any dividends or make any distributions on Company Capital Stock;

               (e) the Company shall not, and shall not permit any of its Subsidiaries to: (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of (or equity interest in) the Company or any of its Subsidiaries, or any security convertible into or exercisable for either of the foregoing; PROVIDED that, following the date hereof and prior to the Effective Time of the S Merger, the Company may issue capital stock of the Company (x) pursuant to the exercise of any Company Options or (y) in respect of any Company Preferred Stock or Company Common Stock exchanged for or converted to such capital stock, and the Company may issue up to 3,671.5 additional Company Options pursuant to any plan or agreement with respect to such Company Options, in each case, in accordance with the terms thereof in effect on the date hereof; (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of (or equity interest in) the Company or any of its


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


Subsidiaries; or (iii) except as disclosed in SCHEDULE 6.1(E) hereto, repurchase, redeem or otherwise acquire any shares of capital stock of (or equity interest in) the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, equity interest or other securities;

               (f) except as set forth in SCHEDULE 6.1(F), the Company shall not, and shall not permit any of its Subsidiaries to, make any commitment or enter into, or amend, modify, or terminate, any Contract of a nature which would be required to be disclosed on SCHEDULE 4.1.16 hereto, except (subject to compliance with the other provisions of this Section 6.1) in the Ordinary Course of Business of the Company following reasonable advance notice to Parent (except that advance notice will not be required for amendments or modifications to Contracts of the nature identified in clauses (viii) and (ix) of Section 4.1.16 which are not material);

               (g) except in the Ordinary Course of Business of the Company or as described in SCHEDULE 6.1(G) hereto, the Company shall not, and shall not permit any of its Subsidiaries to: (i) incur any indebtedness for borrowed money or guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another person; (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Subsidiary of the Company; (iii) discharge or satisfy any Lien (other than Permitted Liens) or pay any obligation or liability prior to when it is due; or (iv) cancel or compromise any debt of, or claim against, the Company or any of its Subsidiaries;

               (h) except as set forth on SCHEDULE 6.1(H) or pursuant to any Contract, Employee Agreement or Company Plan in effect on the date hereof and set forth on one of the Schedules hereto, the Company shall not, and shall not permit any of its


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


Subsidiaries to: (i) increase the compensation payable or to become payable to its officers, directors or key Employees (other than normal and customary increases consistent with past practices for Employees who are not senior executives); (ii) grant or increase any severance or termination pay to officers, directors or key Employees; (iii) enter into, extend or renew any employment, severance or consulting agreement with any current or former director, officer or other Employee of the Company, except that the Company and its Subsidiaries may (x) following consultation with Parent, enter into agreements with any new Employee who is hired to replace a current Employee who has an employment agreement, PROVIDED that the term of any such replacement Employee's agreement may not be more than one year, such replacement Employee's agreement may not contain any severance obligation beyond such term and the other terms of such replacement Employee's agreement are in all material respects no less favorable to the Company or such Subsidiary than the terms of the current Employee's agreement and (y) extend or renew employment agreements to the extent otherwise agreed between the Sellers' Representative and Parent; or (iv) establish, adopt, enter into or amend, any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or Employee.

               (i) except as disclosed in the Company Financial Statements, the Co-Venture Financial Statements or SCHEDULE 6.1(I) or as may be required as a result of a change in law or in Generally Accepted Accounting Principles, the Company shall not, and shall not permit any of its Subsidiaries (other than the Co-Ventures) to, change any of its tax or accounting policies (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);


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


               (j) the Company shall not, and shall not permit or cause its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the S Merger);

               (k) the Company shall not, and shall not permit any of its Subsidiaries to, purchase or enter into any agreement to purchase or enter into or replace any capital lease in respect of, in each case, any rides or attractions for any SF Theme Parks, except as set forth on SCHEDULE 6.1(K) or in accordance with the 1998 Cap Ex Budget (provided that any such new or replacement capital lease will have a term of more than five years and an interest rate of less than 10%);

               (l) the Company shall not, and shall not permit any of its Subsidiaries to, settle any audit relating to Taxes or any material Action which is not covered by insurance without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed) unless such settlement has been adequately reserved for on the Company Financial Statements or the Co-Venture Financial Statements;

               (m) the Company shall, and shall cause its Subsidiaries to, use best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) in such amounts duly in force until the Effective Time of the S Merger and will give Parent notice of any material change in its insurance policies; and

               (n) the Company shall not, and shall not permit or cause any of its Subsidiaries to, agree or commit to do anything described in the foregoing clauses (a) through (l).

          6.2 CONDUCT OF BUSINESS OF PARENT AND ITS SUBSIDIARIES. Except as contemplated by this Agreement, from the date hereof to the Effective Time of the S Merger,



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


Parent shall, and shall cause each of its Subsidiaries to, conduct its business, in the Ordinary Course of Business of Parent. Except as otherwise approved in writing by the Sellers' Representative or as contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time of the S Merger, Parent shall not, and shall not permit its Subsidiaries to, (a) contract for or consummate any transaction involving the Acquisition of any company or other entity that owns or operates theme parks (a "THEME PARK OPERATOR"), except to the extent Parent or any of its Subsidiaries has previously entered into an agreement respecting such a transaction prior to December 23, 1997 (which agreement is described on SCHEDULE 6.2 (an "EXISTING TRANSACTION")), and (b) except with respect to any Existing Transaction, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the submission of any proposal that constitutes or is reasonably likely to lead to an Acquisition of a Theme Park Operator having annual revenues in excess of $75,000,000 (a "SIGNIFICANT PARK ACQUISITION"), or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to a Significant Park Acquisition, or (c) issue, agree to issue, take any material action, including filing of a registration statement or dissemination of a private placement memorandum, relating to issuance of, any capital stock of Parent or its Subsidiaries, except as contemplated by this Agreement, or pursuant to (x) any Parent Stock Option Plan, (y) any other contractual commitments of Parent or its Subsidiaries in effect as of the date hereof and set forth on SCHEDULE 6.2 hereto or (z) any other equity based arrangement or plan for the benefit of employees of Parent and its Subsidiaries.

          6.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time of the S Merger, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, afford the Sellers' Representative or Parent, as the case may be, and their respective authorized representatives (including its accountants, financial advisors and


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


legal counsel) reasonable access during normal business hours to all of the properties, personnel, contracts and other agreements, books and records of Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, and shall promptly deliver or make available to the Sellers' Representative or Parent, as the case may be, all information (including financial information) concerning the business, properties, assets and personnel of Parent and its Subsidiaries or the Company and its Subsidiaries as the Sellers' Representative or Parent, respectively, may from time to time reasonably request. Each of Parent and the Sellers shall, and shall cause its respective Representatives (as defined in the letter agreement dated as of December 18, 1997 (the "CONFIDENTIALITY AGREEMENT") between certain of the Sellers and Parent) to, hold all Evaluation Material (as defined in the Confidentiality Agreement) in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, Parent or the Sellers, as applicable, promptly shall return or destroy, or cause to be returned or destroyed, all Evaluation Material in accordance with the terms of the Confidentiality Agreement.

          6.4 CONSUMMATION OF CERTAIN TRANSACTIONS BY CLOSING. Parent and Holdco shall, or shall cause the applicable Subsidiaries thereof, to effect the following transactions (collectively, the "CAPITAL EVENTS"):

               6.4.1 EQUITY ISSUANCE.  Following the Effective Time of the
P Merger and prior to or concurrently with the Effective Time of the S Merger, Holdco shall issue equity in the form of common stock or preferred stock (that is not senior to the Holdco Preferred Stock), that will yield Holdco net proceeds at least equal to $900,000,000, such proceeds to be used either to finance the transactions contemplated by this Agreement, for general corporate purposes and/or to repay any outstanding indebtedness of Parent or any of its Subsidiaries (the "EQUITY ISSUANCE"); PROVIDED, that if Holdco issues such equity that yields


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


Holdco net proceeds at least equal to $750,000,000 and Holdco otherwise closes the transactions contemplated by this Agreement, this covenant shall be deemed satisfied; and PROVIDED, FURTHER that the obligations of Parent and Holdco with respect to the amount of equity issued pursuant to the Equity Issuance shall be reduced by the aggregate liquidation value of all Holdco Preferred Stock issued in connection with the S Merger in accordance with Section 3.3 hereof. If the Equity Issuance is consummated through an underwritten offering, or private placement, the managing underwriters or placement agents of such offering or private placement shall be the Approved Managing Underwriters. Notwithstanding the foregoing, Parent and Holdco shall not be obligated to issue equity if Holdco is unable to issue common stock at a per share price (before deductions for underwriting discounts and commissions) of at least the Minimum Equity Issuance Price (unless such failure results from, or can reasonably be attributed to, the failure of Holdco or Parent to effect the financing transactions (other than the Equity Issuance) contemplated by SCHEDULE 6.5); PROVIDED that Parent and Holdco comply with the remaining provisions of this
Section 6.4.1. If by the 20th day prior to the Initial Termination Date, the Closing shall not have occurred, Parent shall deliver a certificate to the Sellers describing the status of the Equity Issuance. In addition, at any time Parent believes that it will not be able to complete the Equity Issuance at a price per share of at least the Minimum Equity Issuance Price, it will provide to the Sellers (i) a certificate to that effect and (ii) a letter from the Approved Managing Underwriters addressed to each of the Sellers setting forth in reasonable detail the reasons the Approved Managing Underwriters believe the Equity Issuance cannot be consummated at a price per share of at least the Minimum Equity Issuance Price. Any certificate required to be delivered pursuant to this SECTION 6.4.1 shall be executed by the chief executive officer and chief financial officer of Parent.


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


           6.4.2 OTHER FINANCINGS. Parent and Holdco shall, or shall cause the S Surviving Corporation to, at the Effective Time of the S Merger, refinance the loans incurred under the Chase Agreements and the Interim Loans such that such loans shall be repaid in full at the Closing. Parent and Holdco shall take all action necessary to comply with the terms and provisions of the Zero Coupon Notes Indenture and the Senior Subordinated Notes Indenture, including in connection with the transactions contemplated hereby.

          6.5 CAPITALIZATION OF HOLDCO AND ITS SUBSIDIARIES. Subject to the ability of Holdco to issue common stock at the Minimum Equity Issuance Price, after giving effect to the Capital Events and other transactions contemplated by this Agreement, Holdco and its Subsidiaries shall have a capitalization no less favorable from the point of view of a creditor of Holdco than as set forth in
SCHEDULE 6.5 hereto.

          6.6  REASONABLE EFFORTS; ADDITIONAL ACTIONS.

               6.6.1 (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all reasonable efforts to: (i) obtain all consents, amendments to or waivers under the terms of any of the Company's or its Subsidiaries' borrowing or other contractual arrangements required by the transactions contemplated by this Agreement;
(ii) effect promptly all necessary or appropriate registrations and filings with Governmental Authorities, including, without limitation, filings and submissions pursuant to the HSR Act, the Securities Act, the Exchange Act and the DGCL;
(iii) defend any lawsuits or other legal proceedings, whether judicial or


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


administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) fulfill or cause the fulfillment of the conditions to the Closing set forth in Article 7.

               (b) Each party, upon reasonable request from time to time of any other party hereto after the Closing, and at the expense of a requesting party but without further consideration, shall (i) do each and every act and thing and execute such documents and other papers as may be necessary or reasonably requested to consummate the transactions contemplated hereby and (ii) provide the other party with access to appropriate records in its possession relating to Tax matters of the Company and its Subsidiaries and make available to the other party its Employees or external advisors with a view to assisting that other party in the determination of its Tax liability.

               6.6.2 If, at any time after the Effective Time of the S Merger, the S Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the S Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub S and the Company, as applicable, acquired or to be acquired by the S Surviving Corporation as a result of, or in connection with, the S Merger or otherwise to carry out this Agreement, the officers and directors of the S Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub S or the Company, as applicable, or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub S and the Company, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the S Surviving Corporation or otherwise to carry out this Agreement.

          6.7 NOTIFICATION OF CERTAIN MATTERS. The Sellers and the Company shall give prompt notice to Parent and Parent shall give prompt notice to the Sellers' Representative of (i) any representation or warranty made by it contained in this Agreement that is qualified or limited as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (in each case, to the extent any Seller, on the one hand, or Parent, on the other hand, has knowledge of the same) or
(ii) the failure by it or the Company to comply with in any material respect any covenant or agreement to be complied with by it or the Company under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.8 TRANSFER AND REAL PROPERTY TRANSFER GAINS TAXES; HSR ACT FEES. The Sellers collectively, on the one hand, and Parent and Holdco collectively, on the other hand, shall each be responsible for one-half of (i) any liabilities, without deduction or withholding from any amount payable hereunder to the holders of Company Capital Stock or Company Options, arising under any real property transfer taxes, stock transfer taxes and any similar taxes imposed by any city or state of the United States (and any penalties and interest with respect to such Taxes), to the extent any such taxes become payable in connection with the transactions contemplated by this Agreement, on behalf of the holders of Company Capital Stock or Company Options and (ii) the fees payable in connection with filings pursuant to the HSR Act. The Company and Holdco shall cooperate in complying with the requirements of such Taxes and fees.


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          6.9  PUBLIC ANNOUNCEMENTS.  None of Parent, Holdco, Merger Sub P and
Merger Sub S, on the one hand, or the Company and the Sellers, on the other hand, shall issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of Parent or the Company and the Sellers' Representative, as the case may be (which consent will not be unreasonably withheld), except as may be required by law or the rules and regulations of any national securities exchange or which is requested or required by any regulatory body which asserts jurisdiction over such party, in which case such party (or parties) shall be allowed to make such disclosure; PROVIDED that the party (or parties) making such disclosure or whose affiliates or agents or representatives are making such disclosure shall notify the other party (or parties) as promptly as practicable (and, if possible, prior to making such disclosure) and it shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed.

          6.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS. From and after the Effective Time of the S Merger, (a) Holdco shall and shall cause its successors to indemnify, defend and hold harmless, to the full extent permitted by law and consistent with the indemnification obligations under the Company's or its Subsidiaries' Organizational Documents in effect on the date hereof, the present and former officers and directors of the Company and its Subsidiaries from and against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time of the S Merger and
(b) the S Surviving Corporation shall indemnify, defend and hold harmless, to the full extent permitted by law and consistent with the indemnification obligations under the Company's or its Subsidiaries' Organizational Documents in effect on the date hereof, the present and former officers and directors of the Company and its Subsidiaries from and against all losses, claims, damages and



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liability in respect of acts or omissions occurring at or prior to the Effective
Time of the S Merger. Holdco shall cause the S Surviving Corporation (and its successors) to establish and maintain, to the fullest extent permitted by any Legal Requirements, provisions in its Organizational Documents concerning the indemnification and exoneration of the Company's former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Company's Organizational Documents in effect on the date hereof. Holdco shall cause to be maintained in effect for a period of not less than six years from the Effective Time of the S Merger the current policies of the directors' and officers' liability insurance or other policies comparable to those policies maintained by Parent for its officers and directors (or a "tail" policy, in each case, in Holdco's discretion) with respect to matters occurring prior to the Effective Time of the S Merger (the "D&O INSURANCE") for all present and former directors and officers of the Company and its Subsidiaries, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid by the Company prior to the Effective Time of the S Merger (the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Holdco shall use all reasonable efforts to cause to obtain as much D&O Insurance as can be obtained for the remainder of such period for an annual premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The present and former directors and officers covered by this Section 6.10 shall be third party beneficiaries of this Section.

          6.11 EXECUTION OF REGISTRATION RIGHTS AGREEMENT. Holdco and Parent shall execute and deliver to the other parties thereto the Registration Rights Agreement in the form of EXHIBIT G (the "REGISTRATION RIGHTS AGREEMENT") at or prior to the Closing.


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


          6.12 EXECUTION OF INDEMNITY AGREEMENT. Holdco shall execute and deliver to the other parties thereto the Indemnity Agreement at or prior to the Closing.

          6.13 EXECUTION OF AMENDED AND RESTATED LICENSE AGREEMENT. TWE shall cause the Warner Bros. Consumer Products Division of Warner Bros. to execute and deliver, on behalf of itself and as agent for DC Comics, to the other parties thereto the Amended and Restated License Agreement at or prior to the Closing.

          6.14 EXECUTION OF GL INDEMNITY AGREEMENT. At or prior to the Closing the Sellers shall execute and deliver to the other parties thereto the GL Indemnity Agreement in the form agreed to by the parties concurrently herewith (the "GL INDEMNITY AGREEMENT").

          6.15 TAX TREATMENT. Except as contemplated by this Agreement, each of Parent and Holdco has no present intention to merge or liquidate Holdco, Parent or the Company with or into any other Person or transfer any of the assets thereof other than in the Ordinary Course of Business, and, in the case of Parent, other than pursuant to a transaction described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-(1)(d)(4) or 1.368-2(k).

          6.16 INDEMNIFICATION OF BROKERAGE. Parent and Holdco, on the one hand, and the Company and the Sellers, on the other hand, each agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Parent or Holdco or any of their affiliates, on the one hand, or by the Company or the Sellers or any of their affiliates, on the other hand, and to bear the cost of legal expenses incurred in defending any such claim or demand.

          6.17 RESTRICTIONS ON HIRING. From and after the date hereof through the second anniversary of the Initial Termination Date, the Parent Entities, on the one hand, and


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TWE and the Company, on the other hand, shall not, and shall not permit their respective Subsidiaries to, solicit or cause, directly or indirectly, to be solicited, nor attempt to induce, any employee or consultant of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, at, or any time since December 23, 1997 (unless such employee or consultant was terminated by the employing party) to (a) terminate his or her employment or engagement with the employing party, or (b) be employed by or otherwise render services to another party to this Agreement or its Subsidiaries.

          6.18 CERTAIN EMPLOYEE MATTERS.

                    From and after the Effective Time of the S Merger, Holdco will, and will cause the S Surviving Corporation to, honor in accordance with their terms, the employment, severance, indemnification or similar agreements disclosed in SCHEDULE 6.18 hereto between the Company and certain Employees of the Company (the "EMPLOYEE AGREEMENTS") and all Company Plans; PROVIDED, HOWEVER, that nothing herein shall preclude Holdco or any of its affiliates from having the right to terminate the employment of any Company Employee, with or without cause, or amend or terminate any Company Plan after the Effective Time of the S Merger. From and after the Effective Time of the S Merger, Holdco will, and will cause the Surviving Corporation to, (i) pay all salary obligations (including any severance benefits measured by reference to salary) under the Employment Agreement dated September 15, 1995 between the Company, SFTP and Larry Bouts (the "BOUTS AGREEMENT") a true, correct and complete copy of which has been delivered to Parent and (ii) provide medical and health benefits to Larry Bouts no less favorable than those generally provided by Holdco and its affiliates to their senior executives. From and after the Effective Time of the S Merger, the Sellers will be responsible for and pay all other obligations (including, with limitation, any "Equity Termination Payment") under the Bouts

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Agreement, whether arising by reason of the S Merger or otherwise.  Subject to compliance by Larry Bouts with the terms of the Bouts Agreement up to the Effective Time of the S Merger, Holdco agrees that if Bouts resigns effective upon the Effective Time of the S Merger, Holdco will treat such resignation as a "Termination for Good Reason" under the Bouts Agreement.

             Following the Effective Time of the S Merger, Holdco and its Subsidiaries will provide benefits to those of its Employees who were employed by the Company and its Subsidiaries immediately prior to the Effective Time of the S Merger substantially comparable in the aggregate to those generally provided by Holdco and its affiliates to similarly situated Employees employed by Holdco and its affiliates; PROVIDED that such Employees shall be credited for service with the Company and its Subsidiaries (and their respective predecessors to the extent such service was recognized by the Company or any of its Subsidiaries) for all purposes, including eligibility, vesting and benefit levels (other than with respect to benefit accruals under any plans subject to Title IV of ERISA) with respect to all benefits provided by Holdco and its Subsidiaries to such Employees.

          6.19 NON-SOLICITATION. From and after the date hereof through and until this Agreement is terminated pursuant to Article 8 hereof or the Closing, whichever shall apply, neither the Sellers nor their respective officers, directors, employees, representatives or advisors will, formally or informally, directly or indirectly (i) initiate, solicit or encourage any inquiry or the submission of any proposals by any third party that constitutes or is reasonably likely to lead to an Acquisition Proposal with respect to the Company or (ii) engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal with respect to the Company.


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          6.20 CAPITAL EXPENDITURES.  From and after the date hereof through and until this Agreement is terminated pursuant to Article 8 hereof or the Closing, the Company will, and will cause its Subsidiaries to, take all commercially reasonable actions to undertake the capital projects contemplated by the 1998
Cap Ex Budget in the Ordinary Course of Business of the Company.

          6.21 PARENT'S AND HOLDCO'S SEC FILINGS AND FINANCINGS. The Company and its Subsidiaries shall, and the Sellers shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with and assist Parent and Holdco in the preparation of any filings with the SEC or other Governmental Authorities or any private offering memoranda and with Holdco's and Parent's financing and loan syndication activities, in each case in connection with this Agreement and the transactions contemplated hereby, including the preparation of audited financial information and management's discussion and analysis and delivery of consents and comfort letters of auditors of the Company or its Subsidiaries in connection therewith.

          6.22 RESIGNATIONS AND RELEASES. The Sellers will use all commercially reasonable efforts to cause each director of the Company and its Subsidiaries to execute and deliver at the time of the Closing a letter of resignation as a director of the Company and any of its Subsidiaries, as applicable, and from such other positions with the Company or its Subsidiaries such individual may then hold and a release of any and all claims such director had, has or may ever have against the Company and its Subsidiaries (other than under Section 6.10 hereof); PROVIDED that, any such director that delivers such release shall receive from the Company and any of its Subsidiaries of which such person is director and from Parent and Holdco a release of any and all claims such entities had, have or may ever have against such director in such capacity or any other capacity in which such director serves


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


(other than to the extent indemnification would not be permitted under applicable law or the Company's or its Subsidiary's Organizational Documents as in effect on the date hereof), such mutual releases to be substantially in the form of EXHIBIT H hereto.

          6.23 NOTICE OF LITIGATION, CONTRACT ISSUES AND LABOR MATTERS. The Company shall, and the Sellers shall cause the Company to, provide Parent prompt notice of (a) any material Action (and any material change with respect thereto) arising from and after the date hereof up to the Closing, (b) any material change in any material Action existing as of the date hereof, (c) any notice from or claim made by any Person after the date hereof and up to the Closing that the Company or any of its Subsidiaries has breached or is in default under any Contract required to be listed on SCHEDULE 4.1.16 hereto which such Person giving such notice or making such claim is a party and (d) any arbitration, strike, picket, work stoppage or lockout arising after the date hereof and up to the Closing which would have been required to be described in SCHEDULE 4.1.18 if it had existed as of the date hereof; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.24 FINANCIAL STATEMENTS. The Company shall, and shall cause the general partner of each of the Co-Ventures to, use best efforts to make available to Parent the 1997 Audited Financials and the 1997 Co-Venture Financials, in each case not later than February 20, 1998 (the "FINANCIAL DELIVERY DATE").

          6.25 CERTAIN PARENT ENTITY SEC FILINGS. Parent and Holdco shall provide the Sellers' Representative copies of all filings with the SEC by any Parent Entity in connection with the financing of the transactions contemplated by this Agreement sufficiently in advance


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of the making of any such filing so as to provide the Sellers and their advisors a reasonable period of time to review the same.

          6.26 NON-COMPETITION AGREEMENT. TWE shall execute and deliver to Holdco and Parent the Non-Competition Agreement in the form of EXHIBIT I at or prior to the Closing.

          6.27 COMPANY CHARTER AMENDMENT. Prior to the Effective Time of the S Merger, the Company shall file the Company Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL.

          6.28 THE P MERGER. If the conditions to the obligations of Parent, Holdco and Merger Sub S to effect the S Merger hereunder (other than the conditions specified in Sections 7.1.3 (with respect to the P Merger), 7.2.3 (with respect to the Sellers' closing certificate), 7.2.5 (with respect to the Equity Issuance), 7.2.6 (with respect to legal opinions) and 7.2.7 (with respect to the tax opinion) hereof and the performance of the covenant set forth in
Section 6.29 (collectively, the "EXCEPTED CONDITIONS")) have been either satisfied or waived, such that, subsequent to the Effective Time of the P Merger, the parties hereto would be obligated to effect the S Merger upon satisfaction or waiver of the Excepted Conditions, then Parent shall, and shall cause Holdco and Merger Sub P to, consummate the P Merger pursuant to the terms of the P Merger Agreement.

          6.29 PREFERRED STOCK OF HOLDCO. After the Effective Time of the P Merger and prior to the Effective Time of the S Merger, Holdco shall file a certificate of designations with respect to any Holdco Preferred Stock to be issued pursuant to Section 3.3 and with respect to any other series or class of preferred stock of Holdco to be issued in connection with the Equity Issuance.


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


          6.30 RIGHTS AGREEMENTS. Prior to the Effective Time of the P Merger, Parent shall take all requisite action to cause the rights issued pursuant to the Rights Agreement, dated as of January 12, 1998, between Parent and Banc One Trust Company, N.A. (the "PARENT RIGHTS AGREEMENT"), to expire immediately prior to the Effective Time of the P Merger. Prior to the Effective Time of the P Merger, Holdco shall take all requisite action to adopt, effective not later than the Effective Time of the P Merger, a rights agreement (the "HOLDCO RIGHTS AGREEMENT") identical in all material respects to the Rights Agreement and to cause there to be issued with and attached to each share of Holdco Common Stock issued in the P Merger a number of rights issued under the Holdco Rights Agreement identical to the number of rights issued under the Parent Rights Agreement and attached to each share of Parent Common Stock immediately prior to the expiration thereof pursuant to the preceding sentence.

          6.31 SURVIVAL. The respective covenants of the parties contained in this Article 6 shall survive until the Claims Termination Date, except that the covenants contained in Sections 6.6.1(b), 6.10 and 6.16 hereof shall survive the Closing indefinitely.

                                      ARTICLE 7

                                 CONDITIONS PRECEDENT

          7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the S Merger shall be subject to the fulfillment at or prior to the Effective Time of the S Merger of the following conditions:

               7.1.1 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; PROVIDED,

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


HOWEVER, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; PROVIDED that best efforts as used herein shall not include divestitures, or otherwise holding separate, or taking any similar action with respect to the Company or Parent or any of their respective Subsidiaries or material assets.

               7.1.2 The waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

               7.1.3 The P Merger shall have been effected pursuant to the terms of the P Merger Agreement.

          7.2 CONDITIONS TO OBLIGATION OF PARENT, HOLDCO AND MERGER SUB S. The obligations of Parent, Holdco and Merger Sub S to effect the S Merger are further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the S Merger of the following conditions:

               7.2.1 PERFORMANCE OF OBLIGATIONS. The Company and the Sellers shall have performed in all material respects the covenants and obligations required to be performed by the Company or the Sellers under this Agreement on or prior to the Effective Time of the S Merger.

               7.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Sellers contained in this Agreement that are qualified or limited in any respect as to materiality or Material Adverse Effect shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to


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


the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date).

               7.2.3 SELLERS' CLOSING CERTIFICATE. At the Closing, the Sellers shall furnish a certificate, signed by the Sellers' Representative, dated the Closing Date, to the effect that the conditions specified in Sections 7.2.1 and
7.2.2 hereof, to the extent relating to the representations, warranties, covenants and agreements of such Seller, have been satisfied in accordance with the terms and provisions hereof.

               7.2.4 CONSENTS AND APPROVALS. All consents, authorizations, approvals, registrations, filings, waivers, or other similar requirements ("CONSENTS") on the part of the Company or its Subsidiaries or the Sellers necessary to execute, deliver and perform this Agreement and the documents contemplated hereby, including, without limitation, the Ancillary Agreements, shall have been obtained and be in full force and effect, except (i) those Consents which the failure to obtain would not have a Material Adverse Effect with respect to the Company and (ii) any Consents which may be required with respect to the loans which, under Section 6.4.2, Parent and Holdco have agreed will be refinanced at the time of Closing.

               7.2.5 EQUITY ISSUANCE. Holdco shall have consummated the Equity Issuance with net proceeds at least equal to the excess of (i) $900,000,000 over
(ii) the aggregate liquidation value of all Holdco Preferred Stock issued in connection with the Merger in accordance with Section 3.3 hereof.

               7.2.6 LEGAL OPINIONS. Parent and Holdco shall have received the opinions dated the Closing Date of each of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to TWE, and Willkie Farr & Gallagher, counsel to Boston Ventures Limited Partnership IV and Boston Ventures Limited


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


Partnership IVA, in each case, in form reasonably satisfactory to Parent.

               7.2.7 TAX OPINION. Parent shall have received the opinion dated the Closing Date of Weil, Gotshal & Manges LLP to the effect that the P Merger will qualify as a reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by Parent's stockholders in connection with the P Merger.

          7.3 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of the Sellers and the Company to effect the S Merger are further subject to the satisfaction or waiver by the Sellers' Representative at or prior to the Effective Time of the S Merger of the following conditions:

               7.3.1 PERFORMANCE OF OBLIGATIONS. Parent, Holdco, Merger Sub P and Merger Sub S shall have performed in all material respects the covenants and obligations required to be performed by them under this Agreement on or prior to the Effective Time of the S Merger.

               7.3.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Holdco contained in this Agreement that are qualified or limited in any respect as to materiality or Material Adverse Effect shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date).

               7.3.3 PARENT'S CLOSING CERTIFICATE. At the Closing, Parent shall furnish a certificate, signed by Parent and Holdco, dated the Closing Date, to the effect that the conditions specified in Sections 7.3.1 and 7.3.2 hereof, to the extent relating to the


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


representations, warranties, covenants and agreements of Parent and Holdco, have been satisfied in accordance with the terms and provisions hereof.

               7.3.4 CONSENTS AND APPROVALS. All Consents on the part of Parent, Holdco or their Subsidiaries necessary to execute, deliver and perform this Agreement and the documents contemplated hereby, including, without limitation, the Ancillary Agreements, shall have been obtained and be in full force and effect, except those Consents which the failure to obtain would not have a Material Adverse Effect with respect to Parent.

               7.3.5 CAPITAL EVENTS. The Capital Events shall have been consummated.

               7.3.6 LEGAL OPINIONS. Each of the Sellers shall have received the opinions dated the Closing Date of each of Weil, Gotshal & Manges LLP and Baer, Marks & Upham, LLP, in each case, in form reasonably satisfactory to the Sellers' Representative.

                                      ARTICLE 8

                                     TERMINATION

          8.1 TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time of the S Merger:

               8.1.1 by the mutual written consent of Parent and the Sellers' Representative; or

               8.1.2 (a) by Parent or the Sellers, if a court of competent jurisdiction or other Governmental Authority of the United States shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or

               (b) by Parent or the Sellers, if the Effective Time of the P Merger and the Effective Time of the S Merger shall not have each occurred on or before the Initial Termination Date. For purposes of this Agreement, "INITIAL TERMINATION DATE" shall mean the 150th day following the date hereof (unless such day is not a Business Day in which case, the Initial Termination Date shall be the first Business Day immediately preceding the 150th day from the date hereof); PROVIDED, HOWEVER, that (i) Parent shall have the right to extend the Initial Termination Date for a period of up to 30 days by written notice (the "EXTENSION NOTICE") from Parent to the Sellers and the Company given prior to the Initial Termination Date, setting forth the date (which shall be a Business
Day) to which the Initial Termination Date has been extended (but in no event beyond 30 days from the date on which the Initial Termination Date would have occurred (after giving effect to any extension pursuant to the following clause
(ii)) and (ii) in the event that either one or both of the 1997 Audited Financials and the 1997 Co-Venture Financials has not been made available to Parent on or prior to the Financial Delivery Date, the Initial Termination Date shall be automatically extended by the number of days that elapse from the Financial Delivery Date to the date all such financial results have been made available to Parent; or

               (c) by Parent, in the event of a breach by the Sellers or the Company of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to a failure of a condition set forth in
Section 7.2.1, 7.2.2 or 7.2.4, after written notice of such breach from Parent to Sellers' Representative and the failure to cure same within 30 days thereof; or

               (d) by the Sellers, in the event of a breach by Parent or Holdco of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to a failure of a condition set forth in Section 7.3.1, 7.3.2 or 7.3.4, after

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


written notice of such breach from Sellers' Representative to Parent and a failure to cure same within 30 days thereof;

PROVIDED, that, in the case of the foregoing clauses (b), (c) and (d), the terminating party shall have the right to exercise such right of termination only if such terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition described in such clauses (c) and (d).

          8.2  PROCEDURE FOR AND EFFECT OF TERMINATION.

               8.2.1 In the event that this Agreement is terminated and the Mergers are abandoned by Parent, on the one hand, or by the Sellers and the Company, on the other hand, pursuant to Section 8.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Mergers shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability (including, any liability for any breaches of representations and warranties of any party hereto) or further obligation to any other party under the terms of this Agreement, except with respect to any breach of any covenant or agreement by any party hereto and except that the provisions of Sections 4.1.27, 4.2.6 and 5.1.10, the last sentence of Section 6.3, Sections 6.16 and 6.17, this Section 8.2, Article 10 and Sections 11.5, 11.6 and
11.7 shall survive the termination of this Agreement.

               8.2.2 If this Agreement is terminated pursuant to Section 8.1, other than (i) by Parent pursuant to clause (c) of Section 8.1.2 hereof or by Parent as a result of a failure of the conditions set forth in Section 7.2.2, or
(ii) as a result of the issuance of an order or injunction referred to in
Section 7.1.1 hereof for any reason directly attributable to an act or omission to act of the Company, any Seller or any of their respective affiliates in breach of


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


this Agreement or any other agreement to which such Person is party, Parent shall pay the Company a termination fee (the "TERMINATION FEE") in the amount of $25,000,000; PROVIDED that the Termination Fee shall be $30,000,000 in the event the Initial Termination Date is extended as provided in clause (i) of the proviso in Section 8.1.2(b).

                                      ARTICLE 9

                           OTHER AGREEMENTS OF THE PARTIES

          9.1 RELATED PARTY TRANSACTIONS. SCHEDULE 9.1 hereto sets forth a list of certain agreements (the "SECTION 9.1 AGREEMENTS") that are between or among certain of the parties to this Agreement. The parties to the Section 9.1 Agreements agree, and Parent and Holdco acknowledge, that effective as of the Closing, the Section 9.1 Agreements shall be terminated and upon such termination no party to any such agreements or any of its affiliates or any of their respective officers or directors shall have any liability to any other party to such agreements or its respective affiliates, assignees or successors.

          9.2 TERMINATION OF REGISTRATION RIGHTS AGREEMENT. The Company and the Sellers acknowledge and agree that at or prior to the Effective Time of the S Merger, the Sellers and the Company shall cause to be terminated that certain Stockholders and Registration Rights Agreement, dated as of June 23, 1995, as amended, among the Company and the Sellers.

          9.3 CANCELLATION OF CONTINGENT RIGHTS TO PURCHASE. By execution of this Agreement, the Sellers acknowledge that as of the Effective Time of the S Merger, any and all Contingent Rights to purchase Class B Convertible Preferred Stock and Common Stock of the Company issued to any such Seller as of June 23, 1995 (the "CVRS"), or thereafter acquired by any such Seller shall be deemed terminated, such termination to be without


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


payment hereunder or thereunder, other than payments, if any, to be made among the Sellers prior to the Closing.

          9.4 SALE-LEASEBACK RELEASE. Effective at the Effective Time of the S Merger, TWE on behalf of its affiliates hereby releases the Company and its Subsidiaries from each and every liability to TWE and its affiliates, including but not limited to liabilities under each of the tax indemnity and other indemnity agreements between TWE and SFTP, in connection with, related to or arising out of the arrangements (the "SALE-LEASEBACK TRANSACTIONS") pursuant to which (i) TWE, in or around September 1993 and May 1994, acquired and leased from, and leased back to, SFTP certain assets used in connection with theme parks located in California, Missouri, Texas, New Jersey and Illinois and
(ii) TWE, in or around June 1995, assigned, sold or transferred its interest under such arrangements and in such assets to the Company and its Subsidiaries, but only the extent the Company and its Subsidiaries would not have any such liability if it had not entered into the Sale-Leaseback Transactions.

          9.5 PRE-CLOSING PURCHASE OF TEXAS UNITS. The Company agrees that all Texas Units (as defined in the Indemnity Agreement) to be purchased pursuant to the Texas Agreements prior to the Closing shall be purchased by SFOT Acquisition II, Inc., which is an indirect wholly-owned subsidiary of the Company.

                                      ARTICLE 10

                                   INDEMNIFICATION

          10.1 OBLIGATION OF THE SELLERS TO INDEMNIFY. Subject to the terms of this Article 10, each Seller, for itself only and not jointly in the case of the indemnification provided in clauses (a) and (c) of this Section 10.1, and jointly and severally in the case of the indemnification provided in clause (b) of this Section 10.1, agrees to indemnify, defend and hold harmless each of Parent, Holdco and Merger Sub S, their affiliates, and the respective directors, officers, shareholders, partners, employees, agents and representatives of each of them from and against all Losses (other than Company Excluded Claims) they may suffer based upon, arising out of or otherwise in respect of the following: (a) any breach of or inaccuracy in any representation or warranty made by any Seller, individually in Section 4.2 hereof; (b) any breach of or inaccuracy in any representation or warranty made by the Sellers in
Section 4.1 hereof or in the certificate delivered pursuant to Section 7.2.3; or
(c) any breach or violation of any covenant or agreement made by any Seller for itself or on behalf of the Company or its Subsidiaries in this Agreement or any documents delivered to the Parent Entities at the Closing hereunder. For all purposes of any claim for indemnification pursuant to this Section 10.1, all materiality and Material Adverse Effect qualifications or limitations (other than as contained in Sections 4.1.6, 4.1.7 and 4.1.16(a)(iv)) shall be disregarded for purposes of determining whether there has been any breach or inaccuracy in any representation or warranty the subject of any such claim. The Sellers shall not be entitled to make any claim for indemnity or contribution against the Company or any of its Subsidiaries in respect of their indemnification obligations under this Section 10.1 in the event of any breach of this Agreement by the Company or its Subsidiaries.

          10.2 OBLIGATIONS OF PARENT, HOLDCO AND MERGER SUB S TO INDEMNIFY. Subject to the terms of this Article 10, each of Parent, Holdco and Merger Sub S, jointly and severally, agrees to indemnify, defend and hold harmless the Sellers, their affiliates, and the respective directors, officers, shareholders, partners, employees, agents and each of them from and against all Losses (other than Parent Excluded Claims) they may suffer based upon, arising out of or otherwise in respect of (a) any breach of any representation or warranty made by or on behalf of the Parent, Holdco or Merger Sub S in Article 5 hereof or in the certificate delivered pursuant to Section 7.3.3; or (b) any breach or violation of any covenant or agreement made by or on behalf of Parent, Holdco or Merger Sub S in this Agreement or any documents delivered to the Sellers at the Closing hereunder. For all purposes of any claim for indemnification pursuant to this
Section 10.2, all materiality and Material Adverse Effect qualifications or limitations shall be disregarded for purposes of determining whether there has been any breach or inaccuracy in any representation or warranty the subject of any such claim. Any indemnification by Parent, Holdco or Merger Sub S for any such breach or violation shall be in addition to and shall not be limited by any other amounts required to be paid to the Sellers under this Agreement.

          10.3 TIME LIMITATION ON INDEMNIFICATION. No claim may be made or suit instituted after the Claims Termination Date by any of Parent, Holdco or Merger Sub S or their related indemnitees, or any successor thereto, against the Sellers under any provision of this Article 10, except for Reserved Claims. No claim may be made or suit instituted after the Claims Termination Date by any of the Sellers or their related indemnitees, or any successor thereto, against Parent, Holdco or Merger Sub S under any provision of this Article 10, except for Reserved Claims. The limitations set forth in this Section 10.3 shall not apply to any covenant that survives the Claims Termination Date pursuant to
Section 6.31.

          10.4 OTHER LIMITATIONS ON INDEMNIFICATION. (a) The Sellers shall not be obligated to pay any amounts for breaches of or inaccuracies in representations and warranties under clauses (a) and (b) of Section 10.1 hereof in respect of any Losses until the aggregate of such amounts exceeds $5,000,000 (the "SELLERS' BASKET AMOUNT"), whereupon the Sellers shall be obligated to pay in full all such amounts for such indemnification including the Sellers' Basket Amount. Notwithstanding any other provision of this Agreement, the total maximum aggregate indemnification payments for all claims for Losses suffered for breaches or inaccuracies in any representations and warranties pursuant to clauses (a) and
(b) of Section 10.1 hereof shall not exceed $25,000,000 (the "SELLERS' CAP") for all of the Sellers as a group. Any and all payments to be made by the Sellers in respect of any claims indemnifiable under clauses (a) and (b) of Section 10.1 shall be paid only from the General Indemnity Escrow Amount in accordance with the terms of the General Indemnity Escrow Agreement.

               (b) Parent, Holdco and Merger Sub S shall not be obligated to pay any amounts for Losses suffered for breaches or inaccuracies in any representations and warranties under clause (a) of Section 10.2 hereof in respect of any Losses until the aggregate of such amounts exceeds $5,000,000 (the "PARENT BASKET AMOUNT"), whereupon Parent, Holdco and Merger Sub S shall be obligated to pay in full all such amounts for such indemnification including the Parent Basket Amount. Notwithstanding any other provisions of this Agreement, the total maximum aggregate indemnification payments for all such claims for Losses suffered for breaches or inaccuracies in any representations and warranties pursuant to clause (a) of Section 10.2 shall not exceed $25,000,000 (the "PARENT CAP") for Parent, Holdco and Merger Sub S as a group.

          10.5 PROCEDURES RELATING TO INDEMNIFICATION. The party making a claim under this Article 10 is referred to as the "INDEMNITEE," and the party against whom such claims are asserted under this Article 10 is referred to as the "INDEMNIFYING PARTY."

               10.5.1 NOTICE OF ASSERTED LIABILITY. With respect to third party claims, all claims for indemnification by any Indemnitee under this Article 10 shall be asserted and resolved as follows: Promptly after receipt by an Indemnitee of notice of any demand, claim or circumstances, which, with the lapse of time, would give rise to a claim or the commencement (or the threatened commencement of) any action, proceeding or investigation (an "ASSERTED LIABILITY") that may result in Losses which are subject to indemnification under

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


Sections 10.1 or 10.2, as applicable, the Indemnitee shall give notice thereof (the "CLAIMS NOTICE") to the Indemnifying Party; PROVIDED that, for purposes of this Section 10.5.1 delivery of the Claims Notice to the Sellers' Representative shall be deemed delivery of such notice to each Seller in its, and all of the Sellers in their capacity as an Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee. The failure of an Indemnitee to provide a Claims Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

               10.5.2 OPPORTUNITY TO DEFEND. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligations to defend under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability (at the Indemnifying Party's sole cost and expense). Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; PROVIDED, HOWEVER, that if the settlement or compromise does not result in any liability to the Indemnifying Party, consent to such settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in defense of such Asserted Liability.
If the

Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense (in the judgment of counsel engaged by the Indemnifying Party).

               The Indemnitee has the right to employ its own counsel in any compromise of, or defense against, any Asserted Liability, or in connection with the Indemnitee's provision of reasonable cooperation and assistance to the Indemnifying Party or the Indemnifying Party's counsel as provided above, but the fees, expenses and other charges of such counsel employed by the Indemnitee will be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnifying Party or
(ii) the Indemnifying Party has not in fact employed counsel to compromise or defend against the Asserted Liability within a reasonable time, in each of which cases the reasonable fees, disbursements and other charges of counsel retained by the Indemnitee will be at the expense of the Indemnifying Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time retained by the Indemnitee unless the employment of more than one counsel has been authorized in writing by the Indemnifying Party.

               10.5.3 NOTICE OF DIRECT CLAIM. In the event that an Indemnitee has a claim for indemnification that does not involve a third party (a "DIRECT CLAIM"), the Indemnitee shall notify the Indemnifying Party of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "DIRECT CLAIM NOTICE"), HOWEVER, the failure of an Indemnitee to provide such Direct Claim Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. If the Indemnifying Party notifies the Indemnitee that it disputes the Indemnitee's right of indemnification with respect to a Direct Claim, the Indemnitee and the Indemnifying Party shall use reasonable efforts to resolve such dispute. In the absence of such an agreement, the Indemnitee shall be entitled to proceed to enforce its rights hereunder including its rights to indemnification from escrow funds, if any.

               10.5.4 DETERMINATION OF LOSSES. The Losses of any Indemnitee pursuant to this Article 10 shall be determined net of the value of a net Tax benefit or Tax saving or increased by the cost of a net Tax cost (to the extent not included in such Losses) (the "TAX ITEMS"). The Tax Item with respect to each such Loss shall be determined by the Indemnitee in good faith in a written notice delivered to the Indemnifying Party, describing in reasonable detail the method of making such determination (the "DETERMINATION NOTICE"), using reasonable assumptions and methods of valuation, including the marginal United States, state, local and foreign income tax rate applicable (or reasonably expected to be applicable) to the Indemnitee and applying to each Tax Item a discount rate equal to 9% in order to compute such amount to the present value. Tax cost shall include any income that may be recognized by the Indemnitee upon receipt of any indemnification payment under this Article 10. In the event that the Indemnifying Party shall disagree with the determination of the amount, value or cost of a Tax Item, the Indemnifying Party shall notify the Indemnitee in writing of such disagreement within 30 days of the Indemnifying Party's receipt of the Determination Notice, such notice (the "NOTICE OF DISAGREEMENT") shall set forth in reasonable detail the basis for such disagreement, including the Indemnifying Party's estimate of the amount, value or cost of the subject Tax Item and the method used in arriving at such estimate. The Indemnitee


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


shall provide to the Indemnifying Party the assumptions and methods of valuation, the Tax rates utilized, and other information relating to the determination of such Losses in the Determination Notice, and other information reasonably requested by the Indemnifying Party in preparing, or considering whether to prepare, a Notice of Disagreement. If the Indemnifying Party does not deliver a Notice of Disagreement to the Indemnitee within such 30-day period, the Indemnifying Party shall be deemed to have agreed to the determination set forth in the Determination Notice, which shall be final and binding on each of the Indemnitee and the Indemnifying Party. If, within 30 days after the receipt of the Notice of Disagreement by the Indemnitee (the "CONSULTATION PERIOD"), the Indemnifying Party and the Indemnitee are unable to resolve their disagreement, the Indemnitee, on the one hand, and the Indemnifying Party, on the other hand, shall promptly instruct their respective firms of accountants to select, within 10 days of the earlier of the last day of the Consultation Period and the date on which the parties mutually acknowledge their inability to resolve their disagreement, a third such firm, which shall be one of the five major independent certified public accounting firms (the "ARBITRATOR"), to finally determine the amount, value or cost of the disputed Tax Item, which determination shall be made within 30 days of submission of the matter to the Arbitrator (the "DETERMINATION PERIOD"), and shall be final and binding on the Indemnitee and the Indemnifying Party. The Indemnifying Party and the Indemnitee shall each be entitled to submit during the first 15 days of the Determination Period such memoranda and analysis to the Arbitrator as each deems appropriate, and the Indemnifying Party and the Indemnitee shall make available to each other and the Arbitrator all working papers, tax returns, and other documents as either shall reasonably request and that relate to the disputed Tax Item. If the Arbitrator determines that the value of the disputed net Tax benefit or Tax saving is greater than 15% of the value set forth in the Determination Notice


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


or the value of the disputed net Tax cost is more than 15% less than the value or amounts set forth in the Determination Notice, then the fees, costs and expenses of the Arbitrator shall be borne by the Indemnitee; otherwise, the fees, costs and expenses of the Arbitrator shall be borne by the Indemnifying Party.

          10.6 CERTAIN OTHER INDEMNITY MATTERS.

               10.6.1 Subject to the obligations of the Sellers under the GL Indemnification Agreement, from and after the Closing, the sole and exclusive remedy with respect to any and all claims relating to a breach of any representations, warranties, covenants or agreements under this Agreement shall be pursuant to the indemnification provisions set forth in this Article 10.

               10.6.2 From and after the Closing, the Seller shall not be entitled to make any claim for indemnification relating to a breach by Parent or Holdco of any representation, warranty, covenant or agreement set forth in
Section 6.15 if Holdco does not issue any Holdco Preferred Stock as part of the Merger Consideration.

               10.6.3 No party shall be entitled to make any claim pursuant to the indemnification provisions hereof, or otherwise, for Losses (i) attributable to loss of profits or consequential damages arising out of the transactions contemplated by this Agreement and (ii) attributable to any individual claim (or series of claims arising from substantially the same set of facts) that is less than $50,000 ("MINIMUM AMOUNT"); PROVIDED, HOWEVER, for all such claims (or series of claims) equal to or greater than the Minimum Amount, the parties hereto shall be obligated to pay in full all such amounts including the Minimum Amount, subject to the limitations set forth in Sections 10.4(a) and 10.4(b) hereof, as applicable and (b) no claim for Losses less than the Minimum Amount with respect to an individual claim (or series of


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


claims arising from substantially the same set of facts) shall be applied toward the Sellers' Basket Amount or the Parent's Basket Amount, as applicable.

               10.6.4 The parties agree that to the extent claims for indemnification under Section 10.1 hereof are based upon, arise out of or are in respect of Losses suffered in connection with the ownership of the Co-Ventures or the assets thereof, all payments for indemnification of any such Losses shall be appropriately prorated to reflect the Company's or any of the Company's affiliates' direct or indirect percentage ownership of such Co-Ventures.

          10.7 EFFECT OF INDEMNIFICATION PAYMENTS. The parties hereto agree that any payments by either party to the other in respect of their indemnification obligations pursuant to this Article 10 shall be treated as an adjustment to the Merger Consideration.

                                      ARTICLE 11

                                    MISCELLANEOUS

          11.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Parent, Holdco, the Sellers' Representative and the Company at any time prior to the Effective Time of the S Merger with respect to any of the terms contained herein.

          11.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent, Holdco, Merger Sub S or Merger Sub P, on the one hand, or the Company or the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent or the Sellers and the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.

          11.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Parent, Holdco or the Merger Sub S, to:

                    Premier Parks Inc
                    122 East 42nd Street
                    Suite 4906
                    New York, New York  10168
                    Attention:  Kieran E. Burke
                    Telecopier:  212-599-4694

                    with a copy to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York  10022
                    Attention:  Howard Chatzinoff, Esq.
                    Telecopier:  (212) 310-8007

                    and

                    Weil, Gotshal & Manges LLP
                    100 Crescent Court, Suite 1300
                    Dallas, Texas  75201-6950
                    Attention:  Glenn D. West, Esq.
                    Telecopier:  (214) 746-7700

               (b)  if to the Company, to:

                    Six Flags Entertainment Corporation
                    400 Interpace Parkway
                    Building C, Third Floor
                    Parsippany, New Jersey 07054-1191
                    Attention:  Ira M. Belsky, Vice President,
                         General Counsel
                    Telecopier:  (973) 402-8100

                    with a copy to:

                    Paul, Weiss, Rifkind,
                      Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York 10019-6064
                    Attention:  Robert B. Schumer, Esq.
                    Telecopier: (212) 757-3990

               (c)  If to the Sellers

                    Boston Ventures
                    1 Federal Street, 23rd Floor
                    Boston, Massachusetts  02110
                    Attention:  Neil Wallack
                    Telecopier:  (617) 350-1509

                    with a copy to:

                    Willkie Farr & Gallagher
                    153 East 53rd Street
                    New York, New York  10022
                    Attention:  Laurence D. Weltman, Esq.
                    Telecopier:  (212) 821-8111

                    and

                    Time Warner Entertainment Company, L.P.
                    75 Rockefeller Plaza
                    New York, New York  10019
                    Attention:  Peter R. Haje, Executive Vice
                    President,
                         General Counsel
                    Telecopier:  (212) 956-7281

                    With a copy to:

                    Paul, Weiss, Rifkind,
                      Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York 10019-6064
                    Attention:  Robert B. Schumer, Esq.
                    Telecopier: (212) 757-3990

          11.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that the rights of the Merger Sub S and Merger Sub P may be transferred in accordance with the provisions of clauses (a) and (b), respectively, of Section 2.1 hereof.

          11.5 EXPENSES. Except as provided in Sections 6.8 and 8.2.2, whether or not the Mergers are consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses; PROVIDED that, in no event shall the Company pay from its own funds, without reimbursement therefor in full from the Sellers prior to or at the Closing, any fees, charges or expenses incurred by the Sellers or the Company in connection with this Agreement or the other agreements to be executed and delivered in connection with the Closing.

          11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof, except to the extent that the DGCL applies to the Mergers.

          11.7 JUDICIAL PROCEEDINGS. (a) EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR A TRANSACTION CONTEMPLATED HEREBY MAY ONLY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PRE-PAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESSES PROVIDED FOR NOTICES HEREUNDER.

          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATING IN ANY WAY TO DISAGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT A COURT LOCATED IN THE STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION, SUIT OR PROCEEDING.

          11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.9 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to the term "as of the date hereof" shall mean the date of this Agreement.

          11.10 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

          11.11 NO THIRD PARTY BENEFICIARIES. Except as expressly provided in Sections 6.10, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

          11.12 DETERMINATION REQUESTS OR CONSENTS. All determinations, requests, consents, waivers, or amendments to be made by the Sellers in their opinion or judgment or with their approval pursuant to this Agreement shall be made jointly by TWE and Boston Ventures Limited Partnership IV (collectively, the "SELLERS' REPRESENTATIVE"). The Parent and Holdco shall be entitled to rely, as being binding upon the Sellers, upon (i) any document or other instrument believed by Parent and Holdco to be genuine and correct and to have been signed by the Sellers' Representative and (ii) any action taken by the Sellers' Representative on behalf of the Sellers, and Parent and Holdco shall not be liable to the Sellers for any action taken or omitted to be taken by the Parent or Holdco in such reliance.

     11.13 IN WITNESS WHEREOF, Parent, Holdco, Merger Sub P, Merger Sub S, the Company and the Sellers have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written. PREMIER PARKS INC.



                               By: /s/
                                   -------------------------------------
                                       Name:
                                       Title:


                               PREMIER PARKS HOLDING CORPORATION


                               By: /s/
                                   -------------------------------------
                                       Name:
                                       Title:




                               PREMIER PARKS MERGER CORPORATION


                               By: /s/
                                   -------------------------------------
                                       Name:
                                       Title:




                                PPSTAR I, INC.


                                By: /s/
                                    -------------------------------------
                                        Name:
                                        Title:

                               SIX FLAGS ENTERTAINMENT CORPORATION


                               By: /s/
                                   -------------------------------------
                                       Name:
                                       Title:



                               [SELLERS]